Filed Pursuant to Rule 424(b)(3)

Registration No.333-249835

PROSPECTUS

ALR TECHNOLOGIES INC.

Up to 127,522,227 Shares of Common Stock

Issuable Upon the Exercise of Rights to Subscribe for such Shares at $0.05 per Share

We are distributing, at no charge to our stockholders, non-transferable subscription rights to purchase up to an aggregate of 127,522,227 shares of our common stock, $0.001 par value per share. In the rights offering, you will receive one (1) subscription right for each share of common stock you hold as of 5:00 p.m. Eastern Time, October 30, 2020, the record date of the rights offering.

Each whole subscription right will entitle you to purchase one share of our common stock, which we refer to as the “basic subscription right,” at a subscription price of $0.05 per share (a price that is an 19.4% discount to the closing price of our common stock of $0.062 as reported on the OTCQB on the record date) subject to certain limitations. There is no over-subscription privilege: management may, at its discretion, allocate unexercised subscription rights to non-shareholders within 90 days following the expiration date of the offering. Subscription rights may only be exercised in whole numbers; we will not issue fractional shares and will round all of the subscription rights down to the nearest whole number.

Our Chairman Sidney Chan, who, together with his affiliates, owns an aggregate of 383,498,482 shares of our common stock, or approximately 75% of the shares outstanding, and our Directors Peter Stafford, Kenneth Robulak, Alfonso Salas, and Ronald Cheng, who collectively own an aggregate of 4,473,538 shares of our common stock, or approximately 0.9% of the shares outstanding, have each agreed with us not to exercise their respective basic subscription rights. None of basic subscription rights attached to the shares of common stock owned by Mr. Chan or his affiliates are being registered pursuant to this offering, and may not, accordingly, be allocated to any non- shareholder subscribers. The subscription rights attached to the 4,473,538 shares of common stock held by our Directors are being registered pursuant to this offering, and will be available for allocation by management to non-shareholders within 90 days following the expiration date of the offering.

We will not issue fractional shares. If the number of subscription rights you receive would otherwise permit you to purchase a fraction of a share, the number of shares that you may purchase will be rounded down to the nearest whole share.

The subscription rights will expire if they are not exercised before 5:00 p.m., Eastern Time, on December 29, 2020. We reserve the right to extend the expiration date one or more times. Our Board may in its sole discretion cancel the rights offering at any time and for any reason. Our Board is not making any recommendation regarding your exercise of the subscription rights. You should carefully consider whether to exercise your subscription rights before the expiration of the rights offering.

All exercises of subscription rights are irrevocable. If our Board cancels this offering, the subscription agent will return all subscription payments it has received for the cancelled rights offering without interest or penalty. The subscription agent will hold the funds we receive from subscribers until completion or cancellation of the rights offering. The subscription rights may not be sold, transferred or assigned. There is no minimum subscription amount required for consummation of the rights offering.

Our common stock is quoted on the OTCQB electronic quotation service operated by OTC Markets Group under the symbol “ALRT.” The shares of common stock issued in the rights offering will also be quoted on the OTCQB under the same symbol. The subscription rights will not be listed for trading on the NASDAQ or on any other stock exchange or market. On October 30, 2020, the closing price for our common stock, as quoted on the OTCQB, was $0.062 per share. As of the close of business on October 30, 2020, there were 511,020,709 shares of common stock issued and outstanding.

Investing in our common stock involves certain risks. See “Risk Factors” beginning on page 7 to read about factors you should consider before exercising your subscription rights.

This is not an underwritten offering. The subscription rights are being offered directly by us without the services of an underwriter or selling agent.

Upon completion of the rights offering, stockholders who do not fully exercise their subscription rights will own a smaller proportional interest in the Company than if they had timely and fully exercised their subscription rights.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 4, 2020.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission (the “SEC”). The exhibits to the registration statement contain the full text of certain contracts and other important documents we have summarized in this prospectus. Since these summaries may not contain all the information that you may find important in deciding whether to purchase our common stock, you should review the full text of these documents. The registration statement and the exhibits can be obtained from the SEC as indicated under the sections entitled “Information Incorporated by Reference” and “Where You Can Find More Information.”

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with additional or different information from that contained in this prospectus. The information contained in this prospectus is accurate only as of the date on the front cover of this prospectus regardless of the time of delivery of this prospectus or any exercise of the rights. Our business, financial condition, results of operations and prospects may have changed since those dates. You should read carefully the entirety of this prospectus and any applicable prospectus supplement, as well as the documents incorporated by reference in this prospectus and any applicable prospectus supplement, before making an investment decision.

The distribution of this prospectus and the rights offering and the sale of shares of our common stock in certain jurisdictions may be restricted by law. This prospectus does not constitute an offer of, or a solicitation of an offer to buy any shares of common stock in any jurisdiction in which such offer or solicitation is not permitted. No action is being taken in any jurisdiction outside the United States to permit an offering of the common stock or possession or distribution of this prospectus in that jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus applicable to those jurisdictions.

References in this prospectus to “ALR”, “the Company”, “we”, “us”, or “our”, unless the context otherwise requires, refer to ALR TECHNOLOGIES INC., a Nevada corporation, together with its consolidated subsidiaries.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes “forward-looking statements”, as such term is used within the meaning of the Private Securities Litigation Reform Act of 1995. These “forward-looking statements” are not based on historical fact and involve assessments of certain risks, developments, and uncertainties in our business looking to the future. Such forward-looking statements can be identified by the use of terminology such as “may”, “will”, “should”, “expect”, “anticipate”, “estimate”, “intend”, “continue”, or “believe”, or the negatives or other variations of these terms or comparable terminology. Forward-looking statements may include projections, forecasts, or estimates of future performance and developments. Forward-looking statements contained in this prospectus are based upon assumptions and assessments that we believe to be reasonable as of the date of this prospectus. Whether those assumptions and assessments will be realized will be determined by future factors, developments, and events, which are difficult to predict and may be beyond our control. Actual results, factors, developments, and events may differ materially from those we assumed and assessed. Risks, uncertainties, contingencies, and developments, including those identified in the “Risk Factors” section of this prospectus and in our most recent annual report on Form 10-K, subsequent quarterly reports on Form 10-Q and other filings we make with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), incorporated by reference herein, could cause our future operating results to differ materially from those set forth in any forward-looking statement. There can be no assurance that any such forward-looking statement, projection, forecast or estimate contained can be realized or that actual returns, results, or business prospects will not differ materially from those set forth in any forward-looking statement. Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. We disclaim any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future results, events or developments.

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QUESTIONS AND ANSWERS RELATING TO THE RIGHTS OFFERING

The following are examples of what we anticipate will be common questions about the rights offering. The answers are based on selected information included elsewhere in this prospectus. The following questions and answers do not contain all of the information that may be important to you and may not address all of the questions that you may have about the rights offering. This prospectus and the documents incorporated by reference contain more detailed descriptions of the terms and conditions of the rights offering and provide additional information about us and about our business, including potential risks related to the rights offering, our common stock, and our business.

Exercising the subscription rights and investing in our securities involve a high degree of risk. We urge you to carefully read the section entitled “Risk Factors” beginning on page 7 of this prospectus and all other information included in, or incorporated by reference into, this prospectus in its entirety before you decide whether to exercise your subscription rights.

What is the rights offering?

We are distributing to holders of shares of our common stock as of 5:00 p.m., Eastern Time, on October 30, 2020, which is the record date for the rights offering, at no charge, non-transferable subscription rights to purchase shares of our common stock. You will receive 1 subscription right for each share of common stock you owned as of 5:00 p.m., Eastern Time, on the record date. Each whole subscription right entitles the holder to a basic subscription right, which is described below. The common stock to be issued in the rights offering, like our existing shares of common stock, will be quoted on the OTCQB electronic quotation service under the symbol “ALRT”

Why are we conducting the rights offering?

We are conducting the rights offering to provide for our general working capital needs. For a detailed discussion, see “Use of Proceeds.”

Based on the information and analyses regarding the rights offering prepared by management, and the recommendation of management that the rights offering is in the best interests of the Company in light of the information available to management, and the additional information and documentation reviewed by our Board of Directors (our “Board”), our Board approved the rights offering and determined that the rights offering is in the best interests of the Company and its stockholders. However, our Board is not making any recommendation regarding your exercise of the subscription rights.

How was the subscription price determined?

The Board has determined the subscription price based on a variety of factors, including historical and current trading prices for our common stock, recent share based transactions involving our affiliates, the price of most recently issued outstanding stock options held by our affiliates, general business conditions, our need for capital, alternatives available to us for raising capital, potential market conditions, and our desire to provide an opportunity to our stockholders to participate in the rights offering on a pro rata basis. In particular, our board determined the subscription price based our September 21, 2020 issuance of 240,000,000 common shares to our affiliates, Mr. Sidney Chan and Ms. Christine Kan, at a price of $0.05 per share to retire outstanding debt in the aggregate amount of $12,000,000. In conjunction with its review of these factors, the Board also reviewed our history and prospects, including our past and present earnings, our prospects for future earnings, and the outlook for our industry, and our current financial condition.

The subscription price is not necessarily related to our book value, tangible book value, multiple of earnings or any other established criteria of value and may or may not be considered the fair value of our common stock to be offered in the rights offering. You should not consider the subscription price as an indication of value of the Company or our common stock. You should not assume or expect that, after the rights offering, our shares of common stock will trade at or above the subscription price in any given time period. The market price of our common stock may decline during or after the rights offering and you may not be able to sell the shares of our common stock purchased during the rights offering at a price equal to or greater than the subscription price. You should obtain a current quote for our common stock before exercising your subscription rights and make your own assessment of our business and financial condition, our prospects for the future, and the terms of the rights offering.

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What is the basic subscription right?

Each basic subscription right gives our stockholders the opportunity to purchase one share of our common stock at a subscription price of $0.05 per share a price that is equal to a 19.4% discount to the closing price of our common stock as reported on the OTCQB on the record date), subject to the limits described below. We have granted to you, as a stockholder of record as of 5:00 p.m., Eastern Time, on the record date, one subscription right for each share of our common stock you owned at that time. For example, if you owned 100 shares of our common stock as of 5:00 p.m., Eastern Time, on the record date, you would have received 100 subscription rights and would have the right to purchase one hundred shares of common stock for $0.05 per share subject to certain limitations. You may exercise all or a portion of your basic subscription rights or you may choose not to exercise any subscription rights at all. Subscription rights may only be exercised in whole numbers; we will not issue fractional shares and will round all of the subscription rights down to the nearest whole number.

If you hold an ALRT stock certificate, the number of basic subscription rights you may exercise is indicated on the enclosed rights certificate. If you hold your shares in the name of a custodian bank, broker, dealer or other nominee, you will not receive a rights certificate. Instead, the Depository Trust Company (“DTC”) will issue one subscription right to the nominee record holder for each share of our common stock that you own at the record date. If you are not contacted by your custodian bank, broker, dealer or other nominee, you should contact your nominee as soon as possible.

Is there an over-subscription privilege?

No. We do not expect all of our stockholders to exercise all of such stockholder’s basic subscription rights. To the extent that our stockholders do not exercise their basic subscription rights, management may, at its discretion and within 90 days following the expiration date of the offering, allocate any or all of those unexercised subscription rights to non-shareholders of the Company.

If I am a holder of stock options, may I participate in the rights offering?

No. Holders of stock options on the record date will not be entitled to participate in the rights offering, except to the extent they hold shares of our common stock on the record date. Following the consummation of the rights offering, the Company anticipates making an equitable adjustment to unexercised stock options to reflect the issuance of shares in the rights offering.

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Am I required to exercise all of the subscription rights I receive in the rights offering?

No. You may exercise any number of your subscription rights, or you may choose not to exercise any subscription rights. If you do not exercise any subscription rights, the number of shares of our common stock you own will not change; however, you will own a smaller proportional interest in the Company than if you had timely exercised all or a portion of your subscription rights. If you choose not to exercise your subscription rights or if you exercise fewer than all of your subscription rights and other stockholders fully exercise their subscription rights or exercise a greater proportion of their subscription rights than you exercise, or if management places unexercised subscription rights with non-shareholder purchasers, the percentage of our common stock owned by these other stockholders will increase relative to your ownership percentage, and your voting and other rights in the Company will likewise be diluted.

How soon must I act to exercise my subscription rights?

If you received a rights certificate and elect to exercise any or all of your subscription rights, the subscription agent must receive your completed and signed rights certificate and payment (and your payment must clear) prior to the expiration of the rights offering, which is December 29, 2020, at 5:00 p.m., Eastern Time, unless you have used the guaranteed delivery procedures described under “The Rights Offering—Notice of Guaranteed Delivery.” If you hold your shares in the name of a custodian bank, broker, dealer or other nominee, your nominee may establish a deadline prior to 5:00 p.m., Eastern Time, on December 29, 2020 by which you must provide it with your instructions to exercise your subscription rights and payment for your shares. Our Board may, in its discretion, extend the rights offering one or more times. Our Board may cancel or amend the rights offering at any time before its expiration. In the event that the rights offering is cancelled, all subscription payments received will be returned promptly, without interest or penalty.

Although we will make reasonable attempts to provide this prospectus to holders of subscription rights, the rights offering and all subscription rights will expire at 5:00 p.m., Eastern Time, on December 29, 2020 (unless extended), whether or not we have been able to locate each person entitled to subscription rights.

May I transfer my subscription rights?

No. You may not sell, transfer or assign your subscription rights to anyone. Subscription rights will not be listed for trading on the OTCQB or on any stock exchange or market. Rights certificates may only be completed by the stockholder who receives them.

Are we requiring a minimum subscription to complete the rights offering?

There is no aggregate minimum we must receive to complete the rights offering.

Has our Board made a recommendation to our stockholders regarding the rights offering?

No. Our Board is not making a recommendation regarding your exercise of the subscription rights. Stockholders who exercise subscription rights risk investment loss on new money invested. We cannot predict the price at which our shares of common stock will trade, and therefore, we cannot assure you that the market price for our common stock will be above the subscription price or that anyone purchasing shares at the subscription price will be able to sell those shares in the future at the same price or a higher price. You are urged to make your decision based on your own assessment of our business and the rights offering. Please see “Risk Factors” in this prospectus and all other information included in, or incorporated by reference into, this prospectus for a discussion of some of the risks involved in investing in our common stock.

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How do I exercise my subscription rights if I own shares in certificate form?

If you hold an ALRT stock certificate and you wish to participate in the rights offering, you must take the following steps:

●	deliver a properly completed and signed rights certificate, and related subscription documents, to the subscription agent before 5:00 p.m., Eastern Time, on December 29, 2020; and

●	deliver payment to the subscription agent (as described below) before 5:00 p.m., Eastern Time, on December 29, 2020.

In certain cases, you may be required to provide additional documentation or signature guarantees.

Please follow the delivery instructions on the rights certificate. Do not deliver documents to the Company. You are solely responsible for completing delivery to the subscription agent of your subscription documents, rights certificate and payment. We urge you to allow sufficient time for delivery of your subscription materials to the subscription agent so that the subscription agent receives the materials before 5:00 p.m., Eastern Time, on December 29, 2020.

If you cannot deliver your rights certificate to the subscription agent prior to the expiration of the Rights Offering, you may follow the guaranteed delivery procedures described under “The Rights Offering—Notice of Guaranteed Delivery.”

If you send a payment that is insufficient to purchase the number of shares you requested, or if the number of shares you requested is not specified in the forms, the payment received will be applied to exercise your subscription rights to the fullest extent possible based on the amount of the payment received, subject to the availability of shares in the rights offering and the elimination of fractional shares. Any excess subscription payments received by the subscription agent will be returned promptly, without interest, following the expiration of the rights offering.

What form of payment is required to purchase the shares of our common stock?

As described in the instructions accompanying the rights certificate, payments submitted to the subscription agent must be made in full United States currency by personal check payable to Pacific Stock Transfer fbo ALR Technologies Inc., the subscription agent, drawn upon a United States or Canadian bank.

Payment will be deemed to have been received by the subscription agent only upon the subscription agent’s receipt of a personal check, receipt and clearance of such check.

Please note that funds paid by uncertified personal check may take at least seven business days to clear. Accordingly, if you wish to pay by means of an uncertified personal check, we urge you to make payment sufficiently in advance of the expiration date to ensure that the subscription agent receives cleared funds before that time.

What should I do if I want to participate in the rights offering, but my shares are held in the name of a custodian bank, broker, dealer or other nominee?

If you hold your shares of common stock through a custodian bank, broker, dealer or other nominee, then your nominee is the record holder of the shares you own. If you are not contacted by your nominee, you should contact your nominee as soon as possible. Your nominee must exercise the subscription rights on your behalf for the shares of common stock you wish to purchase. You will not receive a rights certificate. Please follow the instructions of your nominee. Your nominee may establish a deadline that may be before 5:00 p.m., Eastern Time, on December 29, 2020, the expiration date for the rights offering.

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When will I receive my new shares?

All shares that you purchase in the rights offering to which you are entitled will be issued in book-entry, or uncertificated, form. When issued, the shares will be registered in the name of the subscription rights holder of record. As soon as practicable after the expiration of the rights offering period, the subscription agent will arrange for the issuance of the shares of common stock purchased in the rights offering. Subject to state securities laws and regulations, we have the discretion to delay distribution of any shares you may have elected to purchase by exercise of your rights in order to comply with state securities laws.

After I send in my payment and rights certificate, may I cancel my exercise of subscription rights?

No. All exercises of subscription rights are irrevocable unless the rights offering is terminated, even if the market price of our common stock falls below the $0.05 per share subscription price or you later learn information about us or the rights offering that you consider to be unfavorable to the exercise of your subscription rights. You should not exercise your subscription rights unless you are certain that you wish to purchase shares of our common stock in the rights offering.

Have any stockholders agreed to exercise their rights?

No. Our Chairman Sidney Chan, who, together with his affiliates, owns an aggregate of 383,498,482 shares of our common stock, or approximately 75% of the shares outstanding, and our Directors Peter Stafford, Kenneth Robulak, Alfonso Salas, and Ronald Cheng, who collectively owns an aggregate of 4,473,538 shares of our common stock, or approximately 0.9% of the shares outstanding, have each agreed not to exercise their respective basic subscription rights. None of the basic 383,498,482 subscription rights attached to the shares of common stock owned by Mr. Chan or his affiliates are being registered pursuant to this offering. Mr. Chan and his affiliates elected not to participate in this offering owing to their agreement on September 21, 2020 to accept 240,000,000 of our common shares at a price of $0.05 per share in consideration for the retirement of an aggregate amount of $12,000,000 payable to them by the Company. The subscription rights attached to the 4,473,538 shares of common stock held by our Directors are being registered pursuant to this offering, and will be available for purchase to non-shareholders at the discretion of management within 90 days following the expiration date of the offering.

Will our directors and officers participate in the rights offering?

No. Our Chairman Sidney Chan, who, together with his affiliates, owns an aggregate of 383,498,482 shares of our common stock, or approximately 75% of the shares outstanding, and our Directors Peter Stafford, Kenneth Robulak, Alfonso Salas, and Ronald Cheng, who collectively owns an aggregate of 4,473,538 shares of our common stock, or approximately 0.9% of the shares outstanding, have each agreed not to exercise their respective basic subscription rights. None of the basic 383,498,482 subscription rights attached to the shares of common stock owned by Mr. Chan or his affiliates are being registered pursuant to this offering. Mr. Chan and his affiliates elected not to participate in this offering owing to their agreement on September 21, 2020 to accept 240,000,000 of our common shares at a price of $0.05 per share in consideration for the retirement of an aggregate amount of $12,000,000 payable to them by the Company. The subscription rights attached to the 4,473,538 shares of common stock held by our Directors are being registered pursuant to this offering, and will be available for purchase to non-shareholders at the discretion of management within 90 days following the expiration date of the offering.

Will the equity awards of our employees, officers and directors automatically convert into common stock in connection with the rights offering?

Holders of our equity awards to employees, officers and directors, including outstanding stock options, will not receive rights in the rights offering in connection with such equity awards.

How will the rights offering affect our outstanding common stock?

As of October 30, 2020, we had 511,020,709 shares of our common stock outstanding. Assuming no additional shares of common stock are issued by the Company prior to consummation of the rights offering and assuming all offered shares are sold in the rights offering, we expect approximately 638,542,936 shares of our common stock will be outstanding immediately after completion of the rights offering.

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The issuance of shares of our common stock in the rights offering will dilute, and thereby reduce, your proportionate ownership in our shares of common stock, unless you fully exercise your basic subscription rights. In addition, the issuance of shares of our common stock at a subscription price that is less than the market price as of the record date for the rights offering will likely reduce the price per share of our common stock held by you prior to the rights offering.

How much will we receive in net proceeds from the rights offering?

We expect the aggregate proceeds, net of expenses, from the rights offering will be approximately $6,320,000, assuming all rights are exercised. We intend to use the net proceeds to provide for our general working capital needs. Please see “Use of Proceeds.”

Are there risks in exercising my subscription rights?

Yes. The exercise of your subscription rights involves risks. Exercising your subscription rights involves the purchase of additional shares of our common stock and should be considered as carefully as you would consider any other equity investment. Among other things, you should carefully consider the risks described under the heading “Risk Factors” in this prospectus and all other information included in, or incorporated by reference into, this prospectus.

If the rights offering is not completed, will my subscription payment be refunded to me?

Yes. The subscription agent will hold all funds it receives in a segregated bank account until the rights offering is completed. If the rights offering is not completed, all subscription payments received by the subscription agent will be returned promptly, without interest or penalty. If your shares are held in the name of a custodian bank, broker, dealer or other nominee, it may take longer for you to receive the refund of your subscription payment than if you were a record holder of your shares because the subscription agent will return payments through the record holder of your shares.

Will I receive interest on any funds I deposit with the subscription agent?

No. You will not be entitled to any interest on any funds that are deposited with the subscription agent pending completion or cancellation of the rights offering. If the rights offering is cancelled for any reason, the subscription agent will return this money to subscribers, without interest or penalty, as soon as practicable.

When can I sell the shares of common stock I receive upon exercise of the subscription rights?

If you exercise your subscription rights, you will be able to resell the shares of common stock purchased by exercising your subscription rights once your account has been credited with those shares, provided you are not otherwise restricted from selling the shares (for example, because you are an insider or affiliate of the Company or because you possess material nonpublic information about the Company). Although we will endeavor to issue the shares as soon as practicable after completion of the rights offering, there may be a delay between the expiration date of the rights offering and the time that the shares are issued due to factors such as the guaranteed delivery period and the time required to complete all necessary calculations. In addition, we cannot assure you that, following the exercise of your subscription rights, you will be able to sell the shares purchased in the rights offering at a price equal to or greater than the subscription price.

What are the U.S. federal income tax consequences of exercising my subscription rights?

The receipt and exercise of subscription rights by holders of shares of our common stock should generally not be taxable for U.S. federal income tax purposes. You should seek specific tax advice from your tax advisor in light of your particular circumstances and as to the applicability and effect of any other tax laws. See “Material U.S. Federal Income Tax Consequences.”

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What fees or charges apply if I purchase shares of common stock in the rights offering?

We are not charging any fee or sales commission to issue subscription rights to you or to issue shares to you if you exercise your subscription rights (other than the subscription price). If you exercise your subscription rights through a custodian bank, broker, dealer or other nominee, you are responsible for paying any fees your nominee may charge you.

Whom should I contact if I have other questions?

If you have other questions regarding the rights offering, please contact the information agent, Pacific Stock Transfer by email at info@pacificstocktransfer.com, by phone at 702-361-3033, or by mail at 6725 Via Austi Pkwy, Suite 300, Las Vegas, NV 89119.

To whom should I send my forms and payment?

If your shares are held in the name of a broker, dealer, custodian bank or other nominee, then you should send your subscription documents and subscription payment to that record holder. If you are the record holder, then you should send your subscription documents, rights certificate, and subscription payment or, if applicable, notice of guaranteed delivery, to the address provided below. If sent by mail, we recommend that you send documents and payments by registered mail, properly insured, with return receipt requested, and that a sufficient number of days be allowed to ensure delivery to the subscription agent. DO NOT send or deliver these materials to the Company.

By Overnight Courier, or Registered Certified or Express Mail

Pacific Stock Transfer

6725 Via Austi Pkwy, Suite 300

Las Vegas, NV 89119

You, or, if applicable, your nominee, are solely responsible for ensuring the subscription agent receives your subscription documents, rights certificate, notice of guaranteed delivery and subscription payment. You should allow sufficient time for delivery of your subscription materials to the subscription agent and clearance of payment before the expiration of the rights offering period.

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SUMMARY

Our Company

ALR Technologies Inc. (the “Company” or “ALRT”) was incorporated under the laws of the State of Nevada on March 24, 1987 as Mo Betta Corp. In April 1998, the Company changed its business purpose to marketing a pharmaceutical compliance device.

In December 1998, the common shares of the Company began trading on the Bulletin Board operated by the National Association of Securities Dealers Inc. under the symbol “MBET.” On December 28, 1998, the Company changed its name from Mo Betta Corp. to ALR Technologies Inc. Subsequently the symbol was changed to “ALRT.”

In 2011, the Company located its headquarters at 7400 Beaufont Springs Drive, Suite 300, Richmond, Virginia, 23225.

During 2011, the Company received FDA clearance and achieved HIPAA compliance for its Diabetes Management System. With these key achievements and successful clinical trials completed, the Company began implementing its commercialization strategy which included a pilot program with patients in Kansas in 2014. The Company obtained significant findings from this pilot program which led to the development of its Insulin Dosage Adjustment, for which it received FDA clearance in 2017, and Predictive A1C, for which it has submitted for worldwide patent application under the patent cooperation treaty to the World Intellectual Property Organization. The Company is actively seeking to commence revenue generating activities.

Our Products

ALRT has developed its Diabetes Solution product by utilizing internet-based technologies to facilitate the health care provider’s ability to monitor their diabetes patients’ health and ensure adherence to health maintenance activities.

The ALRT Diabetes Solution is a remote monitoring and care facilitation platform that allows patients to upload the blood glucose data from their meters on a weekly basis. The ALRT System processes and converts each data set to a Predictive A1C value and shares it with the patient and the patient’s physician. The Solution provides the physician with therapy advancement suggestions based on current clinical practice guidelines. Patients receive therapy assessments and adjustments in much shorter cycles, keeping A1Cs at targeted levels, mitigating diabetes complications and lowering costs of care.

ALRT previously conducted a clinical trial utilizing manual blood glucose data analysis and follow-up care. The trial demonstrated that remote diabetes care is associated with significant lowering of A1C levels. The study concluded that continuing intervention using an internet-based glucose monitoring system is an effective way of improving glucose control compared to conventional care. A second clinical trial demonstrated that this type of Internet-based Blood Glucose Monitoring System (IBGMS) was associated with comparable reductions in A1C levels with that of more expensive Continuing Glucose Monitoring Systems (CGMS). The Company is seeking to commercialize its Diabetes Solution and has commenced pilot programs in Singapore and the United States. The Company has undertaken the pilot programs to demonstrate the added value of the predictive A1C and therapy advancement features of the ALRT System.

In the future, the Company may seek to adapt its Diabetes Solution to be used in the management of other chronic diseases. The Company may be required to obtain additional clearance from the FDA prior to commencing selling activities in the United States for other chronic health conditions.

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OFFERING SUMMARY

The following summary describes the principal terms of the rights offering, but is not intended to be complete. See the information under the heading “The Rights Offering” in this prospectus for a more detailed description of the terms and conditions of the rights offering.

Securities Offered	We are distributing to you, at no charge, one non-transferable subscription right for each share of our common stock that you owned as of 5:00 p.m., Eastern Time, on October 30, 2020, either as a holder of record or, in the case of shares held of record by custodian banks, brokers, dealers or other nominees on your behalf, as a beneficial owner of such shares.

Subscription Price	$0.05 per share of common stock. To be effective, any payment related to the exercise of a subscription right must clear prior to the expiration of the rights offering period. You may exercise all or a portion of your subscription rights, or you may choose not to exercise any subscription rights at all.

Record Date	5:00 p.m., Eastern Time, on October 30, 2020.

Expiration of the Rights Offering	5:00 p.m., Eastern Time, on December 29, 2020. We may extend the rights offering without notice to you.

Use of Proceeds	We expect the aggregate net proceeds from the rights offering will be approximately $6,320,000 if all subscription rights are exercised. We intend to use the net proceeds to provide for our general working capital needs. The precise amount and timing of the application of such proceeds will depend upon our funding requirements and the availability and cost of other funds. See “Use of Proceeds.”

Basic Subscription Right	Each whole subscription right entitles you to purchase one share of our common stock at a subscription price of $0.05 per share. The number of subscription rights you may exercise appears on your rights certificate. Subscription rights may only be exercised in whole numbers; we will not issue fractional shares and will round all of the subscription rights down to the nearest whole number.

Over-Subscription Privilege	There is no over-subscription privilege. We do not expect all of our stockholders to exercise all of their basic subscription rights. To the extent that any basic subscription rights are not exercised, management may, at its discretion and within 90 days following the expiration date of the offering, allocate any or all of those rights to non- shareholders.

Non-Transferability of Rights	The subscription rights may not be sold, transferred or assigned and will not be quoted for trading on the OTC Markets quotation system or on any other stock exchange or market.

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No Board Recommendation	Our Board is not making any recommendation regarding the exercise of your subscription rights. You are urged to make your decision based on your own assessment of our business and the rights offering.

Revocation	All exercises of subscription rights are irrevocable, even if the market price of our common stock falls below the subscription price or you later learn of information that you consider to be unfavorable to the exercise of your subscription rights. You should not exercise your subscription rights unless you are certain that you wish to purchase shares of our common stock in the rights offering.

Material U.S. Federal Income Tax Considerations	For U.S. federal income tax purposes, holders of shares of our common stock should not recognize gain or loss upon receipt or exercise of a subscription right. You should consult with your own tax advisor as to the tax consequences to you of the receipt, exercise or lapse of the rights in light of your particular circumstances. Please see “Material U.S. Federal Income Tax Consequences.”

Extension and Cancellation	Although we do not presently intend to do so, we have the option to extend the rights offering expiration date. Our Board may cancel the rights offering at any time before its expiration for any reason. In the event that the rights offering is cancelled, all subscription payments received by the subscription agent will be returned promptly, without interest or penalty.

Procedures for Exercising Rights	To exercise your subscription rights, you must take the following steps:

● If you hold an ALRT stock certificate, you must deliver payment and a properly completed and signed rights certificate to the subscription agent to be received before 5:00 p.m., Eastern Time, on December 29, 2020. You may deliver the documents and payment by U.S. mail or courier service. If U.S. mail is used for this purpose, we recommend using registered mail, properly insured, with return receipt requested.

● If you are a beneficial owner of shares that are registered in the name of a custodian bank, broker, dealer or other nominee, you will not receive a rights certificate. You should instruct your nominee to exercise your subscription rights on your behalf. Please follow the instructions of your nominee, who may require that you meet a deadline earlier than 5:00 p.m., Eastern Time, on December 29, 2020.

If you cannot deliver rights certificate to the subscription agent on time, you may follow the guaranteed delivery procedures described under “The Rights Offering— Notice of Guaranteed Delivery.”

Subscription Agent	We retained Pacific Stock Transfer to serve as the subscription agent. The subscription agent will hold funds received in payment for shares of our common stock in a segregated account pending completion of the rights offering. The subscription agent will hold this money until the rights offering is completed or is withdrawn and canceled. If the rights offering is canceled for any reason, all subscription payments received by the subscription agent will be returned promptly, without interest or penalty.

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Fees and Expenses	We are not charging any fee or sales commission to issue subscription rights to you or to issue shares to you if you exercise your subscription rights (other than the subscription price). If you exercise your subscription rights through a custodian bank, broker, dealer or other nominee, you are responsible for paying any fees your nominee may charge you.

No Purchase Commitment	Our Chairman Sidney Chan, who, together with his affiliates, owns an aggregate of 383,498,482 shares of our common stock, or approximately 75.05% of the shares outstanding, and our Directors Peter Stafford, Kenneth Robulak, Alfonso Salas, and Ronald Cheng, who collectively own an aggregate of 4,473,538 shares of our common stock, or approximately 0.9% of the shares outstanding, have each agreed with us not to exercise their respective basic subscription rights. None of basic subscription rights attached to the shares of common stock owned by Mr. Chan or his affiliates are being registered pursuant to this offering, and will not, accordingly be available for purchase by non-shareholders. The subscription rights attached to the 4,473,538 shares of common stock held by our Directors are being registered pursuant to this offering, and will be available for purchase by non-shareholders at the discretion of management within 90 days following the expiration date of the offering.

Shares Outstanding Before the Rights Offering	As of October 30, 2020, 511,020,709 shares of our common stock were issued and outstanding and 5,873,722,209 were issued and outstanding on a fully diluted basis. 638,542,936 shares of our common stock are expected to be issued and outstanding after the rights offering.

Shares Outstanding After the Rights Offering	Assuming that all of the subscription rights are exercised, we will issue approximately 127,522,227 shares of common stock in the rights offering and, assuming no additional shares of common stock are issued by the Company prior to consummation of the rights offering, will have approximately 638,542,936 shares of common stock outstanding after consummation of the rights offering and 6,001,244,436 shares of common stock outstanding after consummation of the rights offering on a fully diluted basis.

Trading Symbols	Our common stock is quoted on the OTCQB electronic quotation system under the trading symbol “ALRT.” The shares of common stock issued in the rights offering will also be quoted on the OTCQB under the same symbol. The subscription rights will not be quoted for trading on the OTCQB, or listed on any other stock exchange or market.

Risk Factors	Exercising the subscription rights and investing in our securities involve a high degree of risk. We urge you to carefully read the section entitled “Risk Factors” beginning on page 7 of this prospectus and all other information included in, or incorporated by reference into, this prospectus in its entirety before you decide whether to exercise your subscription rights.

Information Agent	You should direct any questions or requests for assistance concerning the method of subscribing for common shares or for additional copies of this prospectus the information agent, Pacific Stock Transfer.

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RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the following risk factors and the risks described below, and other information contained in our most recent annual report on Form 10-K, subsequent quarterly reports on Form 10-Q and other filings we make with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), incorporated by reference herein, before making an investment decision. Additional risks and uncertainties that we are unaware of may become important factors that affect us. If any of these risks actually occurs, our business, financial condition or operating results may suffer, the trading price of our common stock could decline, and you may lose all or part of your investment.

RISKS RELATED TO THE RIGHTS OFFERING

The future price of our shares of common stock may be less than the $0.05 per share subscription price in the rights offering.

If you exercise your subscription rights to purchase shares of common stock in the rights offering, you may not be able to sell them later at or above the $0.05 per share subscription price in the rights offering. The actual market price of our common stock could be subject to wide fluctuations in response to numerous factors, some of which are beyond our control. These factors include, among other things, our operating results and cash flow, business conditions in our industry, the general state of the securities markets, as well as general economic and market conditions, such as downturns in our economy and recessions.

You may be committed to buying common stock at a price above the prevailing market price of our common stock.

Once you exercise your subscription rights, you may not revoke them. If you exercise your subscription rights and, afterwards, the public trading market price of our shares of common stock decreases below the subscription price, you will have committed to buying shares of our common stock at a price above the prevailing market price and could have an immediate unrealized loss. Our common is quoted on the OTCQB electronic quotation system under the ticker symbol “ALRT,” and on October 30, 2020, the closing price for our common stock, as reported on the OTCQB, was $0.062 per share. We cannot assure you that the market price of our shares of common stock will not decline after you exercise your subscription rights. Moreover, we cannot assure you that following the exercise of your subscription rights you will be able to sell your shares of common stock at a price equal to or greater than the subscription price.

This offering may cause the market price of our common stock to decrease.

The subscription price, together with the number of shares of common stock we propose to issue and ultimately will issue in the rights offering, may result in an immediate decrease in the market price of our common stock. This decrease may continue throughout and after the completion of the rights offering. If that occurs, you may have committed to buy common stock in the rights offering at a price greater than the prevailing market price of our common stock. Further, if a substantial number of subscription rights are exercised and the subscribing holders choose to sell some or all of the shares of common stock received upon exercise of those rights, the resulting sales could depress the market price of our common stock. There is no assurance that following the rights offering you will be able to sell your shares of common stock purchased in the rights offering at a price equal to or greater than the subscription price.

The subscription price determined by our Board is not an indication of the fair value of our common stock and does not represent the price at which a buyer can be found for the shares now or in the future.

The Board has determined the subscription price based on a variety of factors, including historical and current trading prices for our common stock, recent share based transactions involving our affiliates, the price of most recently issued outstanding stock options held by our affiliates, general business conditions, our need for capital, alternatives available to us for raising capital, potential market conditions, and our desire to provide an opportunity to our stockholders to participate in the rights offering on a pro rata basis. In conjunction with its review of these factors, the Board also reviewed our history and prospects, including our past and present earnings, our prospects for future earnings, and the outlook for our industry, and our current financial condition.

The subscription price is not necessarily related to our book value, net worth or any other established criteria of value and may or may not be considered the fair value of the common stock to be offered in the rights offering, nor is the subscription price necessarily a reflection of the market price at which our common stock currently sells or may sell in the future. You should not assume or expect that, after the rights offering, our common stock will trade at or above the subscription price. We can give no assurance that our common stock will trade at or above the subscription price in any given time period.

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Your percentage ownership in the Company may be diluted as a result of the rights offering.

If you do not exercise your subscription rights or you exercise fewer than all of your rights, and other stockholders fully exercise their rights or exercise a greater proportion of their rights than you exercise, you will suffer dilution of your percentage ownership of our common stock relative to such other stockholders. As of October 30, 2020, there were 511,020,709 shares of common stock outstanding. If all of our stockholders exercise the subscription rights being registered hereunder in full, or if any unsubscribed portion of the shares being registered hereunder are sold to third parties, we will issue 127,522,227 shares of common stock in the rights offering, which represents approximately 19.97% of the 638,542,936 shares of common stock potentially outstanding upon the completion of the rights offering, on a non-diluted basis, or 2.1% of the 6,001,244,436 shares of common stock potentially outstanding on a fully diluted basis upon completion of the rights offering, and subject to the exercise of 5,362,701,500 stock options currently outstanding.

You may not revoke your exercise of rights.

Once you exercise your subscription rights, you may not revoke or change the exercise unless we are required by law to permit revocation. Accordingly, if you exercise your subscription rights and the market price of our common stock falls below the $0.05 per share subscription price or you later learn information about us or the rights offering that you consider unfavorable to the exercise of your subscription rights, you will be committed to buying shares and may not revoke or change your exercise. The market price of our common stock may decline prior to the expiration of this offering, and a subscribing rights holder may not be able to sell the shares of common stock purchased in the rights offering at a price equal to or greater than the subscription price. Until shares of common stock are delivered upon expiration of the rights offering, you will not be able to sell or transfer the common stock that you purchase in the rights offering.

Our Board may cancel the rights offering at any time and for any reason prior to its expiration.

Our Board may cancel the rights offering at any time and for any reason prior to its expiration. If our Board cancels the rights offering, neither the Company nor the subscription agent will have any obligation to you with respect to the rights except to return any payment received by the subscription agent, without interest or penalty.

The subscription rights are non-transferable, and thus there will be no market for them.

You may not sell, transfer or assign your subscription rights to anyone else. We do not intend to list the subscription rights on any securities exchange or any other trading market. Because the subscription rights are non-transferable, there is no market or other means for you to directly realize any value associated with them.

If you do not act on a timely basis and follow the subscription instructions, your exercise of subscription rights will be rejected.

Stockholders who desire to purchase shares in the rights offering must act on a timely basis to ensure that all required forms and payments are actually received by the subscription agent, and all payments clear, prior to the expiration of the rights offering, subject to the guaranteed delivery procedures described under “The Rights Offering—Notice of Guaranteed Delivery.” If you are a beneficial owner of shares, you must act promptly to ensure that your broker, dealer, custodian bank or other nominee acts for you and that all required forms and payments are actually received by the subscription agent prior to the expiration of the rights offering. We are not responsible if your broker, dealer, custodian bank or nominee fails to ensure that all required forms and payments are actually received by the subscription agent, and all payments clear, prior to the expiration of the rights offering.

If you fail to complete and sign the required subscription forms, send an incorrect payment amount or otherwise fail to follow the subscription procedures that apply to your exercise in the rights offering or your payment does not clear prior to the expiration of the rights offering period, the subscription agent may, depending on the circumstances, reject your subscription or accept it only to the extent of any payment that was timely received and cleared. Neither we, nor the subscription agent, undertakes to contact you concerning, or attempt to correct, an incomplete or incorrect subscription form or payment, nor are we under any obligation to correct such forms or payments. We have the sole discretion to determine whether the exercise of your subscription rights properly and timely follows the subscription procedures.

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By participating in the rights offering and executing a rights certificate, you are making binding and enforceable representations to the Company.

By signing the rights certificate and exercising their rights, each stockholder agrees, solely with respect to such stockholder’s exercise of rights in the rights offering, that we have the right to void and cancel (and treat as if never exercised) any exercise of rights, and shares issued pursuant to an exercise of rights, if any of the agreements, representations or warranties of a subscriber in the subscription documents are false.

If you make payment of the subscription price by uncertified check, your check may not clear in sufficient time to enable you to purchase common stock in the rights offering.

Any uncertified check used to pay for common stock to be issued in the rights offering must clear prior to expiration of the rights offering, and the clearing process may require five or more business days. If you choose to exercise your subscription rights, in whole or in part, and to pay the subscription price by uncertified check and your check has not cleared prior to expiration of the rights offering, you will not have satisfied the conditions to exercise your subscription rights and will not receive the common stock you wished to purchase.

You will not be able to sell or transfer the shares of common stock that you purchase pursuant to the exercise of subscription rights immediately upon expiration of the rights offering.

If you exercise your subscription rights, you will not be able to sell or transfer the common stock purchased by exercising your subscription rights until your account has been credited with those shares. Moreover, you will have no rights as a stockholder with respect to the shares purchased in the rights offering until we issue the shares to you. Although we will endeavor to issue the shares as soon as practicable after expiration of the rights offering, including the guaranteed delivery period and after all necessary calculations have been completed, there may be a delay between the expiration date of the rights offering and the time that the shares are issued. Fluctuations in the market price of our common stock may occur between expiration of the rights offering and the time that shares are issued to you.

Because no minimum subscription is required and because we do not have formal commitments from our stockholders for the entire amount we seek to raise pursuant to the rights offering, we cannot assure you of the amount of proceeds that we will receive from the rights offering.

No minimum subscription is required for consummation of the rights offering. None of our affiliated stockholders will participate in the offering. Furthermore, because we do not have commitments from our other stockholders for the remainder of the amount we seek to raise pursuant to the rights offering, it is possible that no other rights will be exercised in connection with the rights offering. As a result, we cannot assure you of the amount of proceeds that we will receive in the rights offering. Therefore, if you exercise all or any portion of your subscription rights, but other stockholders do not, we may not raise the desired amount of capital in the rights offering, the market price of our common stock could be adversely impacted and we may find it necessary to pursue alternative means of financing, which may be dilutive to your investment.

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We have broad discretion in the use of proceeds of the rights offering.

We are undertaking the rights offering in order to provide for our general working capital needs. Our Board and management will have considerable discretion in the application of the net proceeds from the rights offering, and it is possible that we may allocate the proceeds differently than investors in the rights offering may desire or that we may fail to maximize the return on these proceeds. You will be relying on the judgment of our Board and management with regard to the use of proceeds from the rights offering, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. For more information, see “Use of Proceeds.”

RISKS RELATED TO OUR BUSINESS AND OPERATIONS

Although our financial statements have been prepared on a going concern basis, our management and independent auditors in their report accompanying our consolidated financial statements for the year ended December 31, 2019, believe that our recurring losses from operations and other factors have raised substantial doubt about our ability to continue as a going concern as of December 31, 2019.

Our audited financial statements for the fiscal year ended December 31, 2019 were prepared on a going concern basis in accordance with U.S. GAAP. The going concern basis assumes that we will continue in operation for the next 12 months and will be able to realize our assets and discharge our liabilities and commitments in the normal course of business, thus our financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern. Our recurring losses, anticipated future losses, negative cash flow, need for additional capital and the uncertainties surrounding our ability to raise such funding, raises substantial doubt about our ability to continue as a going concern. In order for us to continue operations beyond the next 12 months and be able to discharge our liabilities and commitments in the normal course of business, we must complete the development and deployment of our product, and sell our products directly to end-users, establish profitable operations through increased sales, decrease expenses, generate cash from operation or raise additional funds when needed. We intend to improve our financial condition and ultimately improve our financial results by increasing revenues through introduction of our product into new markets, continuing to expand and develop our field sales force and distributor relationships both domestically and internationally, forming strategic arrangements within the health & wellness and medical industries, educating medical professionals and patients as to the benefits of our diabetes management services, and reducing expenses. If we are unable to increase sales, reduce expenses or raise sufficient additional capital we may be unable to continue to fund our operations, develop our products, realize value from our assets, or discharge our liabilities in the normal course of business. If we become unable to continue as a going concern, we could have to liquidate our assets, and potentially realize significantly less than the values at which they are carried on our financial statements, and stockholders could lose all or part of their investment in our common stock.

We have experienced net losses for each of the past three years, and we could experience additional losses and have difficulty achieving profitability in the future.

We had an accumulated deficit of $87,655,745 and $89,639,087 at December 31, 2019 and June 30, 2020, respectively. We recorded net losses of approximately $9,005,537, $4,122,133, and $2,842,025 for the years ended December 31, 2019, 2018, and 2017, respectively, and $1,983,342 for the six-month period ended June 30, 2020. In order to achieve profitability, we must control our costs and increase net revenue through new sales. Failure to increase our net revenue and decrease our costs could cause our stock price to decline and could have a material adverse effect on our business, financial condition, and results of operations.

We may be unable to maintain compliance with OTCQB Standards for Continued Eligibility which could cause our common stock to be demoted from OTCQB. This could result in the lack of a market for our common stock, cause a decrease in the value of an investment in us, and adversely affect our business, financial condition and results of operations.

Our common stock is currently quoted on OTCQB tier of the electronic quotation service operated by OTC Markets Group. To maintain the listing of our common stock on OTCQB, we are required to meet certain listing requirements, including, among others (i) have audited annual financials by a PCAOB auditor; (ii) meet minimum bid price test of $0.01; (iii) maintain SEC reporting standards or equivalent alternative reporting standards; and (iv) not be in bankruptcy. If we fail to meet OTCQB Standards for Continued Eligibility, the trading of the stock will most likely take place on a lower tier of the over-the-counter market, such as the OTC Pink tier established for financial distressed companies or those in bankruptcy. There is no assurance that we will meet the minimum Standards for Continued Eligibility. An investor is likely to find it less convenient to sell, or to obtain accurate quotations in seeking to buy, our common stock on the OTC Pink, and many investors may not buy or sell our common stock due to difficulty in accessing OTC Pink, or over-the-counter markets, generally, due to policies preventing them from trading in securities not listed on a national exchange, not maintaining SEC reporting requirements, or other reasons.

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Because the SEC imposes additional sales practice requirements on brokers who deal in shares of penny stocks, some brokers may be unwilling to trade our securities. This means that you may have difficulty reselling your shares, which may cause the value of your investment to decline.

Our shares are classified as penny stocks and are covered by Section 15(g) of the Securities Exchange Act of 1934 (the “Exchange Act”) which imposes additional sales practice requirements on brokers-dealers who sell our securities in this offering or in the aftermarket. For sales of our securities, broker-dealers must make a special suitability determination and receive a written agreement prior from you to making a sale on your behalf. Because of the imposition of the foregoing additional sales practices, it is possible that broker-dealers will not want to make a market in our common stock. This could prevent you from reselling your shares and may cause the value of your investment to decline.

We could need to raise additional capital in the future, and if we are unable to secure adequate funds on terms acceptable to us, we could be unable to execute our business plan.

To remain competitive, we must continue to make significant investments in the development of our product, in obtaining regulatory clearances to introduce our product into new markets, in the expansion of our sales and marketing activities, and in the expansion of our operating and management infrastructure as we increase sales domestically and internationally. If cash generated from our operations is insufficient to fund such growth, we could be required to raise additional funds through the issuance of equity or debt securities in the public or private markets, or through a collaborative arrangement or sale of assets. Additional financing opportunities may not be available to us, or if available, may not be on favorable terms. The availability of financing opportunities will depend, in part, on market conditions, and the outlook for our business. Any future issuance of equity securities or securities convertible into equity securities could result in substantial dilution to our stockholders, and the securities issued in such a financing could have rights, preferences or privileges senior to those of our common stock. In addition, if we raise additional funds through debt financing, we could be subject to debt covenants that place limitations on our operations. We could not be able to raise additional capital on reasonable terms, or at all, or we could use capital more rapidly than anticipated. If we cannot raise the required capital when needed, we may not be able to satisfy the demands of existing and prospective customers, we could lose revenue and market share and we may have to curtail our capital expenditures. The following factors, among others, could affect our ability to obtain additional financing on favorable terms, or at all:

●	our results of operations;

●	general economic conditions and conditions in the medical and health management industries;

●	the perception of our business in the capital markets;

●	our ratio of debt to equity;

●	our financial condition;

●	our business prospects; and

●	interest rates.

If we are unable to obtain sufficient capital in the future, we could have to curtail our capital expenditures. Any curtailment of our capital expenditures could result in a reduction in net revenue, reduced quality of our products, increased manufacturing costs for our products, harm to our reputation, or reduced manufacturing efficiencies and could have a material adverse effect on our business, financial condition, and results of operations.

Our success depends, in part, on our relationships with, and the efforts of, third-party distributors.

We will rely on a variety of third-party distributors, such as independent health care organizations, medical suppliers, group purchasing organizations, pharmaceutical companies, insulin providers and other health care companies to introduce the ALRT Diabetes Solution to their networks. Such third parties have significant discretion in determining the efforts and resources they apply to the marketing, sale and implementation of our products, and we will face significant challenges and risks in expanding, training, and managing such third-party parties. Third parties may not commit the necessary resources to market and sell our products to the level of our expectations, and, regardless of the resources they commit, they may not be successful. From time to time, we may face competition or pricing pressure from one or more of our non-exclusive distributors in certain geographic areas where those distributors are selling inventory to the same customer base as us. Additionally, most distributor agreements may be terminated with limited notice, and we may not be able to replace any terminating distributor in a timely manner or on terms agreeable to us, if at all. If we are not able to maintain our distribution network, if our distribution network is not successful in marketing and selling our products, or if we experience a significant reduction in, cancellation, or change in the size and timing of orders from our distributors, our revenues could decline significantly and could have a material adverse effect on our business, financial condition, and results of operations.

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Our inability to distinguish our Diabetes Solution from other diabetes treatment compliance devices or solutions could limit the market acceptance of our products and our market share.

Our Diabetes Solution represents a relatively new entry into the market for diabetes compliance solutions. Our future success will depend on our ability to increase demand for our products by demonstrating to a broad spectrum of healthcare providers the potential performance advantages and efficiencies of our Diabetes Solution over traditional methods of treatment management and over competitive management solutions, and our inability to do so could have a material adverse effect on our business, financial condition, and results of operations. Historically, we have experienced long sales cycles because healthcare professionals have been, and could continue to be, slow to adopt new technologies on a widespread basis. As a result, we generally are required to invest a significant amount of time and resources to educate healthcare administrators and other purchasers about the benefits of our product in comparison to competing products and technologies before completing a sale, if any.

Factors that could inhibit adoption of our Diabetes Solution by healthcare professionals include concerns about the efficacy and reliability of our product. In order to invest in our product, a healthcare administrator generally needs to invest time to understand the technology, consider how physicians may respond to the new technology, assess the financial impact the investment could have on a medical practice and become comfortable introducing and using our products. Absent an immediate competitive motivation, a healthcare administrator may not feel compelled to invest the time required to learn about the potential benefits of using our product. Physicians may not accept or adopt our products until they see additional clinical evidence supporting the safety and efficiency of our product, or recommendations supporting our product by influential health care providers or practitioners. In addition, economic pressure, caused, for example, by an economic slowdown, changes in health care reimbursement or by competitive factors in a specific market, could make healthcare organizations reluctant to purchase substantial capital equipment or invest in new technologies. Physician acceptance will depend on the recommendations of specialists, as well as other factors, including the relative effectiveness, reliability and efficiency of our systems as compared to other in methods for managing diabetes treatment.

Any failure in our efforts to train health practitioners could result in the misuse of our products, reduce the market acceptance of our products and have a material adverse effect on our business, financial condition, and results of operations.

There is a learning process involved for health practitioners to become proficient users of our Diabetes Solution. It is critical to the success of our sales efforts to adequately train a sufficient number of practitioners. Following completion of training, we rely on health practitioners and administrators to advocate the benefits of our products in the broader marketplace. Convincing practitioners to dedicate the time and energy necessary for adequate training and implementation is challenging, and we cannot provide assurance that we will be successful in these efforts. If practitioners are not properly trained, they could misuse or ineffectively use our Diabetes Solution, or could be less likely to appreciate our Diabetes Solution. This could also result in unsatisfactory patient outcomes, negative publicity, FDA regulatory action, or lawsuits against us, any of which could negatively affect our reputation and sales of our Diabetes Solution.

If future data proves to be inconsistent with our clinical results or if competitors’ products present more favorable results our revenues could decline and our business, financial condition, and results of operations could be materially and adversely affected.

If new studies or comparative studies generate results that are not as favorable as our clinical results, our revenues could decline. Additionally, if future studies indicate that our competitors’ products are more effective or reliable than ours, our revenues could decline. Furthermore, health professionals could choose not to purchase our Diabetes Solution until they receive additional published long-term clinical evidence and recommendations from prominent health professionals that indicate our system is effective for clinical applications.

We face competition from other companies, many of which have substantially greater resources than we do. If we do not successfully develop and commercialize current and future products that remain competitive with products or alternative technologies developed by others, we could lose revenue opportunities and customers and our ability to grow our business would be impaired.

A number of competitors have substantially greater capital resources, larger customer bases, larger technical, sales and marketing forces and stronger reputations with target customers than ours. We compete with a number of domestic and foreign companies that market diabetes treatment management products, such as hardware, software and testing supplies, as well as companies that market integrated treatment solutions in the healthcare market. The marketplace is highly fragmented and very competitive. We expect that the rapid technological changes occurring in the health care industry could lead to the entry of new competitors, particularly if artificial intelligence driven software gains market acceptance in the field. If we do not compete successfully, our revenue and market share could decline and our business, financial condition, and results of operations could be adversely affected.

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Our long-term success depends upon our ability to (i) distinguish our products through improving our product performance and pricing, protecting our intellectual property, improving our customer support, accurately timing the introduction of new products, and developing sustainable distribution channels worldwide; and (ii) develop and successfully commercialize new products, new or improved technologies, and additional applications for our Diabetes Solution. There is no assurance that we will be able to distinguish our Diabetes Solution, commercialize any new products, new or improved technologies, or additional applications for our intellectual property.

If our customers cannot obtain third-party reimbursement for their use of our products, they could be less inclined to purchase our products and our business, financial condition, and results of operations could be adversely affected.

Our products are generally purchased by medical professionals who have various billing practices and patient mixes. Such practices range from primarily private pay to those who rely heavily on third-party payers, such as private insurance or government programs. In the United States, third-party payers review and frequently challenge the prices charged for medical products and/or services. In many foreign countries, the prices for diabetes treatment services are predetermined through government regulation. Payers could deny coverage and reimbursement on various grounds, including if they determine that the procedure was not medically necessary or that the device used in the procedure was investigational. Accordingly, both coverage and reimbursement can vary significantly from payer to payer. For the portion of physicians who rely heavily on third-party reimbursement, the inability to obtain reimbursement for services using our products could deter them from purchasing or using our products. We cannot predict the effect that future health care reforms or changes in financing for health plans could have on our business. Any such changes could have an adverse effect on the ability of a physician or medical institution to generate a profit using our current or future products. In addition, such changes could act as disincentives for capital investments by medical professionals.

We could incur problems in manufacturing our products.

Our products are manufactured by third party suppliers. In order to grow our business, we must expand our supply chain to meet any demand we may experience. We could encounter difficulties in securing additional supply of our products, including problems involving supplier production capacity and yields, quality control and assurance, component supply, and shortages of qualified personnel. In addition, before we can scale up commercial manufacture of our products, we must ensure that our third-party manufacturing facilities, processes, and quality systems, and the manufacture of our Diabetes Solution, comply with FDA regulations governing facility compliance, quality control, and documentation policies and procedures. In addition, our supplier manufacturing facilities are subject to periodic inspections by the FDA, as well as various state agencies and foreign regulatory agencies. From time to time, we could experience significant supply delays while our suppliers ensure compliance with these requirements. Our success will depend in part upon our ability to supply our products in compliance with the FDA’s QSR and other regulatory requirements. Although we have not experienced quality issues with components of our products supplied by third parties, we expect to encounter periodic quality control issues. Our future success depends on our ability to supply products on a timely basis with acceptable purchase costs, while at the same time ensuring good quality control and complying with applicable regulatory requirements, and an inability to do so could have a material adverse effect on our business, financial condition, and results of operations

Product liability claims against us could be costly and could harm our reputation.

The sale of medical devices involves the risk of product liability claims against us. Claims could exceed our then current product liability insurance coverage limits. Our insurance policies will be subject to various standard coverage exclusions, including damage to the product itself, losses from recall of our product, and losses covered by other forms of insurance such as workers compensation. We cannot be certain that we will be able to successfully defend any claims against us, nor can we be certain that our insurance will cover all liabilities resulting from such claims. In addition, we cannot provide assurance that we will be able to obtain such insurance in the future on terms acceptable to us, or at all. Regardless of merit or eventual outcome, any product liability claim brought against us could result in harm to our reputation, decreased demand for our products, costs related to litigation, product recalls, loss of revenue, an increase in our product liability insurance rates, or the inability to secure coverage in the future, and could have a material adverse effect on our business, financial condition, and results of operations.

Rapidly changing standards and competing technologies could harm demand for our products, result in significant additional costs, and have a material adverse effect on our business, financial condition, and results of operations.

The markets in which our products compete are subject to rapid technological change, evolving industry standards, changes in the regulatory environment, and frequent introductions of new devices and evolving techniques in diabetes treatment and patient management. Competing products could emerge that render our products uncompetitive or obsolete. The process of developing new medical devices is inherently complex and requires regulatory approvals or clearances that can be expensive, time-consuming, and uncertain. We cannot guarantee that we will successfully identify new product opportunities, identify new and innovative applications of our technology, or be financially or otherwise capable of completing the research and development required to bring new products to market in a timely manner. An inability to expand our product offerings or the application of our technology could limit our growth. In addition, we could incur higher manufacturing costs if manufacturing processes or standards change, and we could need to replace, modify, design, or build and install equipment, all of which would require additional capital expenditures.

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We could be unable to effectively manage and implement our growth strategies, which could have a material adverse effect on our business, financial condition, and results of operations

Our growth strategy includes expanding the market for our Diabetes Solution, and developing new applications and enhancements for our product, ie. Expansion of our existing market, product line and entry into new medical applications divert the use of our resources and systems, require additional resources that might not be available (or available on acceptable terms), require additional country-specific regulatory approvals, result in new or increasing competition, could require longer implementation times or greater start-up expenditures than anticipated, and could otherwise fail to achieve the desired results in a timely fashion, if at all. These efforts could also require that we successfully commercialize new technologies in a timely manner, price them competitively and cost-effectively, and manufacture and deliver sufficient volumes of new products of appropriate quality on time. We could be unable to increase our sales and earnings by expanding our product offerings in a cost-effective manner, and we could fail to accurately predict future customer needs and preferences or to produce viable technologies. In addition, we could invest heavily in research and development of products that do not lead to significant revenue. Even if we successfully innovate and develop new products and product enhancements, we could incur substantial costs in doing so. In addition, promising new products could fail to reach the market or realize only limited commercial success because of efficacy or safety concerns, failure to achieve positive clinical outcomes, or uncertainty over third-party reimbursement.

We could be subject to breaches of our information technology systems, which could damage our reputation and customer relationships. Such breaches could subject us to significant reputational, financial, legal, and operational consequences.

We will rely on information systems (“IS”) in our business to obtain, rapidly process, analyze and manage data to, among other things:

●	facilitate the purchase and distribution of thousands of inventory items through numerous distributors;

●	receive, process and ship orders on a timely basis;

●	accurately bill and collect from thousands of customers;

●	process payments to suppliers; and

●	provide technical support to our customers.

A cyber-attack that bypasses our IS security, or employee error, malfeasance or other disruptions that cause an IS security breach could lead to a material disruption of our IS and/or the loss of business information. Such an attack could result in, among other things:

●	the theft, destruction, loss, misappropriation or release of confidential data and intellectual property;

●	operational or business delays;

●	liability for a breach of personal financial and health information belonging to our customers and their patients or to our employees; and

●	damage to our reputation

any of which could have a material adverse effect on our business, financial condition, and results of operations. In the event of an attack, we would be exposed to a risk of loss or litigation and possible liability, including under laws that protect the privacy of personal information.

Litigation against us could be costly and time-consuming to defend and could materially and adversely affect our business, financial condition, and results of operations.

We expect to be involved from time to time involved in various claims, litigation matters and regulatory proceedings incidental to our business, including claims for damages arising out of the use of our products or services and claims relating to intellectual property matters, employment matters, commercial disputes, competition, sales and trading practices, environmental matters, personal injury, and insurance coverage. Some of these lawsuits include claims for punitive as well as compensatory damages. The defense of these lawsuits could divert our management’s attention, and we could incur significant expenses in defending these lawsuits. In addition, we could be required to pay damage awards or settlements or become subject to unfavorable equitable remedies. Moreover, any insurance or indemnification rights that we could have may be insufficient or unavailable to protect us against potential loss exposures.

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If we lose our key management personnel, or are unable to attract or retain qualified personnel, it could adversely affect our ability to execute our growth strategy.

Our success is dependent, in part, upon our ability to hire and retain management, engineers, marketing and sales personnel, technical, research and other personnel who are in high demand and are often subject to competing employment opportunities. Our success will depend on our ability to retain our current management, engineers, marketing and sales, technical, research and other personnel and to attract and retain qualified like personnel in the future. Competition for senior management, engineers, marketing and sales personnel, and other specialized technicians is intense and we may not be able to retain our personnel. If we lose the services of any executive officers, key contractors or key employees, our ability to achieve our business objectives could be harmed and our business, financial condition, and results of operations could be materially and adversely affected. In general, our officers could terminate their employment at any time without notice for any reason.

If we fail to comply with the reporting obligations of the Exchange Act and Section 404 of the Sarbanes-Oxley Act, or if we fail to maintain adequate internal control over financial reporting, our business, financial condition, and results of operations, and investors’ confidence in us, could be materially and adversely affected.

As a public company, we are required to comply with the periodic reporting obligations of the Exchange Act, including preparing annual reports, quarterly reports, and current reports. Our failure to prepare and disclose this information in a timely manner and meet our reporting obligations in their entirety could subject us to penalties under federal securities laws, expose us to lawsuits, and restrict our ability to access financing on favorable terms, or at all.

In addition, pursuant to Section 404 of the Sarbanes-Oxley Act, we are required to evaluate and provide a management report of our systems of internal control over financial reporting. During the course of the evaluation of our internal control over financial reporting, we could identify areas requiring improvement and could be required to design enhanced processes and controls to address issues identified through this review. This could result in significant delays and costs to us and require us to divert substantial resources, including management time, from other activities. In addition, if we fail to maintain the adequacy of our internal control over financial reporting, we may not be able to ensure that we can conclude on an ongoing basis that we have effective internal control over financial reporting in accordance with the Sarbanes-Oxley Act. Moreover, effective internal controls are necessary for us to produce reliable financial reports and are important to help prevent fraud. Any failure to maintain compliance with the requirements of Section 404 on a timely basis could result in the loss of investor confidence in the reliability of our financial statements, which in turn could, negatively impact the trading price of our stock, and adversely affect investors’ confidence in the Company and our ability to access capital markets for financing.

RISKS RELATED TO OUR INTELLECTUAL PROPERTY

If the patents that we own or license, or our other intellectual property rights, do not adequately protect our technologies, we could lose market share to our competitors and be unable to operate our business profitably.

Our future success depends, in part, on our ability to obtain and maintain patent protection for our products and technology, to preserve our trade secrets and to operate without infringing the intellectual property of others. We rely on patents to establish and maintain proprietary rights in our technology and products. We currently possess a number of issued patents and patent applications with respect to our products and technology. However, we cannot ensure that any additional patents will be issued, that the scope of any patent protection will be effective in helping us address our competition, or that any of our patents will be held valid if subsequently challenged. It is also possible that our competitors could independently develop similar or more desirable products, duplicate our products, or design products that circumvent our patents. The laws of foreign countries may not protect our products or intellectual property rights to the same extent as the laws of the United States. In addition, there have been recent changes in the patent laws and rules of the U.S. Patent and Trademark Office (the “USPTO”), and there could be future proposed changes that, if enacted, have a significant impact on our ability to protect our technology and enforce our intellectual property rights. If we fail to protect our intellectual property rights adequately, our competitive position could be adversely affected, and there could be a material adverse effect on our business, financial condition, and results of operations.

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If third parties claim that we infringe their intellectual property rights, we could incur liabilities and costs and have to redesign or discontinue selling certain products, which could have a material adverse effect on our business, financial condition, and results of operations.

We face substantial uncertainty regarding the impact that other parties’ intellectual property positions will have on systems for diabetes treatment monitoring. The medical technology industry has in the past been characterized by a substantial amount of litigation and related administrative proceedings regarding patents and intellectual property rights. From time to time, we expect to receive, notices of claims of infringement, misappropriation, or misuse of other parties’ proprietary rights. Some of these claims could lead to litigation. We may not prevail in any future intellectual property infringement litigation given the complex technical issues and inherent uncertainties in litigation. Any claims, with or without merit, could be time-consuming and distracting to management, result in costly litigation, or cause product shipment delays. Adverse determinations in litigation could subject us to significant liability and could result in the loss of proprietary rights. A successful lawsuit against us could also force us to cease selling or redesign products that incorporate the infringed intellectual property. Additionally, we could be required to seek a license from the holder of the intellectual property to use the infringed technology, and it is possible that we may not be able to obtain a license on acceptable terms, or at all.

RISKS RELATED TO OUR REGULATORY ENVIRONMENT

Changes in government regulation or the inability to obtain or maintain necessary government approvals could have a material adverse effect on our business, financial condition, and results of operations.

Our products are subject to extensive government regulation, both in the United States and in other countries. To clinically test, manufacture, and market products for human use, we must comply with regulations and safety standards set by the FDA and comparable state and foreign agencies. Regulations adopted by the FDA are wide-ranging and govern, among other things, product design, development, manufacture and control testing, labeling control, storage, advertising, and sales. Generally, products must meet regulatory standards as safe and effective for their intended use before being marketed for human applications. The clearance process is expensive, time-consuming, and uncertain. Failure to comply with applicable regulatory requirements of the FDA can result in an enforcement action which could include a variety of sanctions, including fines, injunctions, civil penalties, recall or seizure of our products, operating restrictions, partial suspension, or total shutdown of production and criminal prosecution. The failure to receive or maintain requisite approvals for the use of our products or processes, or significant delays in obtaining such approvals, could prevent us from developing, manufacturing, and marketing products and services necessary for us to remain competitive.

If we develop new products and applications or make any significant modifications to our existing products or labeling, we will need to obtain additional regulatory clearances or approvals. Any modification that could significantly affect a product’s safety or effectiveness, or that would constitute a change in its intended use, will require a new FDA 510(k) clearance, or could require a Premarket approval (PMA) application. The FDA requires each manufacturer to make this determination initially, but the FDA can review any such decision and can disagree with a manufacturer’s determination. If the FDA disagrees with a manufacturer’s determination, the FDA can require the manufacturer to cease marketing and/or recall the modified device until 510(k) clearance or Premarket approval (PMA) is obtained. If 510(k) clearance is denied and a Premarket approval (PMA) application is required, we could be required to submit substantially more data and conduct human clinical testing and would very likely be subject to a significantly longer review period.

Products sold in international markets are also subject to the regulatory requirements of each respective country or region. The regulations of the European Union require that a device have a CE Mark, indicating conformance with European Union laws and regulations before it can be sold in the European Union. The regulatory international review process varies from country to country. We expect to rely on our compliance consultants in any foreign countries in which we may market our products to comply with the regulatory laws of such countries. Failure to comply with the laws of such countries could prevent us from selling products in such countries. In addition, unanticipated changes in existing regulatory requirements or the adoption of new requirements could impose significant costs and burdens on us, which could increase our operating expenses.

Changes in health care regulations in the U.S. and elsewhere could adversely affect the demand for our products as well as the way in which we conduct our business. For example, in 2010, President Obama signed the Affordable Care Act into law, which included various reforms impacting Medicare coverage and reimbursement, including revision to prospective payment systems, any of which could adversely impact any Medicare reimbursements received by our end-user customers. New legislation may be enacted as President Trump and Congress consider further reform. In addition, as a result of the focus on health care reform, there is risk that Congress could implement changes in laws and regulations governing health care service providers, including measures to control costs, and reductions in reimbursement levels. We cannot be sure that government or private third-party payers will cover and reimburse the treatments using our products, in whole or in part, in the future, or that payment rates will be adequate. If healthcare providers cannot obtain adequate coverage and reimbursement for our products, or the procedures in which they are used, our business, results of operations, and financial condition could suffer.

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We could be subject to or otherwise affected by federal and state health care laws, including fraud and abuse and health information privacy and security laws, and we could face substantial penalties if we are unable to fully comply with such regulations.

We are directly or indirectly, through our customers, subject to extensive regulation by both the federal government and the states and foreign countries in which we conduct our business. The laws that directly or indirectly affect our ability to operate our business include, but are not limited to, the following:

●	the Federal Food, Drug, and Cosmetic Act, which regulates the design, testing, manufacture, labeling, marketing, distribution, and sale of prescription drugs and medical devices;

●	state food and drug laws;

●	the federal Anti-Kickback Statute, which prohibits persons from knowingly and willfully soliciting, offering, receiving, or providing remuneration, directly or indirectly, to induce the referral for the furnishing of, or the purchase, order, or recommendation of, a good or service, for which payment could be made under FHCPs such as Medicare, Medicaid, and TRICARE;

●	state law equivalents to the federal Anti-Kickback Statute, which may not be limited to government reimbursed items;

●	state laws that prohibit fee-splitting arrangements;

●	the federal Civil False Claims Act, which imposes liability on any person or entity that knowingly presents, or causes to be presented, a false or fraudulent claim for payment to the government, including FHCPs;

●	state false claims laws that prohibit anyone from presenting, or causing to be presented, claims for payment to third-party payers that are false or fraudulent;

●	federal crimes for knowingly and willfully executing a scheme to defraud any health care benefit program or making false statements in connection with the delivery of or payment for items or services under a health care benefit program;

●	federal law prohibiting offering remuneration to a Medicare or Medicaid beneficiary to influence the beneficiary’s selection of a particular provider, practitioner, or supplier;

●	the federal Stark Law, which, in the absence of a statutory or regulatory exception, prohibits: (i) the referral of Medicare or Medicaid patients by a physician to an entity for the provision of designated health care services, if the physician or a member of the physician’s immediate family has a direct or indirect financial relationship, including an ownership interest in, or a compensation arrangement with, the entity and (ii) submitting a bill to Medicare or Medicaid for services rendered pursuant to a prohibited referral;

●	state law equivalents to the Stark Law, which may not be limited to government reimbursed items;

●	the Physician Payments Sunshine Act, which requires us to report annually to CMS certain payments and other transfers of value we make to U.S.-licensed physicians, dentists, and teaching hospitals;

●	the FCPA, which generally prohibits companies and their intermediaries from paying anything of value to foreign officials to influence any decision of the foreign official in his/her official capacity or to secure any other improper advantage to obtain or retain business;

●	HIPAA and HITECH and their implementing regulations, which govern the use, disclosure, and safeguarding of PHI;

●	state privacy laws that protect the confidentiality of patient information;

●	Medicare and Medicaid laws and regulations that prescribe the requirements for coverage and payment, including the amount of such payment; state laws that prohibit the practice of medicine by non-physicians; and

●	the Federal Trade Commission Act and similar laws regulating advertising and consumer protection.

If our past, present, or future operations are found to be in violation of any of the laws described above or the other governmental laws or regulations to which we or our customers are subject, we could be subject to the applicable penalty associated with the violation, which could include civil and criminal penalties, damages, fines, exclusion from FHCPs, and the curtailment or restructuring of our operations. If we are required to obtain permits or license under these laws that we do not already possess, we could become subject to substantial additional regulation or incur significant expense. Any penalties, damages, fines, or curtailment or restructuring of our operations could be significant. The risk of potential non-compliance is increased by the fact that many of these laws have not been fully interpreted by applicable regulatory authorities or the courts, and their provisions are open to a variety of interpretations and additional legal or regulatory change. Any action against us for violation of these laws, even if we successfully defend against it, could cause us to incur significant legal expenses, divert our management’s attention from the operation of our business, damage our reputation, and cause a material adverse effect on our business, financial condition, and results of operations.

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Product sales or introductions could be delayed or canceled as a result of the FDA regulatory requirements applicable to diabetes testing products, treatment management systems, or both, which could cause our sales or profitability to decline and have a material adverse effect on our business, financial condition, and results of operations.

The process of obtaining and maintaining regulatory approvals and clearances to market a medical device from the FDA and similar regulatory authorities abroad can be costly and time-consuming, and we cannot provide assurance that such approvals and clearances will be granted. Pursuant to FDA regulations, unless exempt, the FDA permits commercial distribution of a new medical device only after the device has received 510(k) clearance or is the subject of an approved Premarket approval (PMA). The FDA will clear marketing of a medical device through the 510(k) process if it is demonstrated that the new product is substantially equivalent to other 510(k)-cleared products. The pre-market approval process is more costly, lengthy and uncertain than the 510(k) process, and must be supported by extensive data, including data from preclinical studies, and human clinical trials. Because we cannot provide assurance that any new products, or any product enhancements, that we develop will be subject to the shorter 510(k) clearance process, significant delays in the introduction of any new products or product enhancement could occur. We cannot provide assurance that the FDA will not require a new product or product enhancement to go through the lengthy and expensive PMA process. Delays in obtaining regulatory clearances and approvals could:

●	delay or eliminate commercialization of products we develop;

●	require us to perform costly procedures;

●	diminish any competitive advantages that we may attain; and

●	reduce our ability to collect revenues or royalties.

Although we have obtained 510(k) clearance from the FDA to market our Diabetes Solution, we cannot provide assurance that the clearance of these systems will not be withdrawn or that we will not be required to obtain new clearances or approvals for modifications or improvements to our products.

Our products are subject to recalls and other regulatory actions after receiving FDA clearance or approval.

The FDA and similar governmental bodies in other countries have the authority to require the recall of our products in the event of material deficiencies or defects in design or manufacture. A government mandated or voluntary recall by us could occur as a result of component failures, manufacturing errors, or design defects, including defects in labeling. Any recall would divert management’s attention and financial resources and harm our reputation with customers. Any recall involving our Diabetes Solution would be particularly harmful to us, because our Diabetes Solution is our sole product. However, any recall could have a material adverse effect on our business, financial condition, and results of operations.

RISKS RELATED TO OUR STOCK

The liquidity and trading volume of our common stock could be low, and our ownership is concentrated.

The liquidity and trading volume of our common stock has at times been low in the past and could again be low in the future. If the liquidity and trading volume of our common stock is low, this could adversely impact the trading price of our shares, our ability to issue stock and our stockholders’ ability to obtain liquidity in their shares. In addition, our Chairman and sole executive officer Sidney Chan and his affiliates own in excess of 75% of outstanding common stock as at the date of this Registration Statement.

As a result, Mr. Chan and his affiliates will be able to affect the outcome of, or exert significant influence over, all matters requiring stockholder approval, including the election and removal of directors and any change in control. In particular, this concentration of ownership of our common stock could have the effect of delaying or preventing a change in control of our company or otherwise discouraging or preventing a potential acquirer from attempting to obtain control of our company. This, in turn, could have a negative effect on the market price of our common stock. It could also prevent our stockholders from realizing a premium over the market prices for their shares of common stock. Moreover, the interests of this concentration of ownership may not always coincide with our interests or the interests of other stockholders. The concentration of ownership also contributes to the low trading volume and volatility of our common stock.

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Our stock price has been, and could continue to be, volatile.

There has been significant volatility in the market price and trading volume of equity securities, which is often unrelated to the financial performance of the companies issuing the securities. These broad market fluctuations could negatively affect the market price of our stock. The market price and volume of our common stock could fluctuate, and in the past has fluctuated, more dramatically than the stock market in general. You may not be able to resell your shares at or above the price you paid for them due to fluctuations in the market price of our stock caused by changes in our operating performance or prospects or other factors. Some factors, in addition to the other risk factors identified above, that could have a significant effect on our stock market price include but are not limited to the following:

●	actual or anticipated fluctuations in our operating results or future prospects;

●	our announcements or our competitors’ announcements of new products;

●	the public’s reaction to our press releases, our other public announcements, and our filings with the SEC;

●	strategic actions by us or our competitors, such as acquisitions or restructurings;

●	new laws or regulations or new interpretations of existing laws or regulations applicable to our business;

●	changes in accounting standards, policies, guidance, interpretations, or principles;

●	changes in our growth rates or our competitors’ growth rates;

●	developments regarding our patents or proprietary rights or those of our competitors;

●	our inability to raise additional capital as needed;

●	concerns or allegations as to the safety or efficacy of our products;

●	changes in financial markets or general economic conditions;

●	sales of stock by us or members of our management team, our Board, our significant stockholders, or certain institutional stockholders; and

●	changes in stock market analyst recommendations or earnings estimates regarding our stock, other comparable companies or our industry generally.

You could experience substantial dilution of your investment as a result of subsequent exercises of our outstanding options, vesting of restricted stock units, future sales of our equity, or the future grant of equity by us.

You could experience substantial dilution of your investment as a result of subsequent exercises of outstanding warrants and outstanding options issued as compensation for services performed by employees, directors, consultants, and others, future sales of our equity, or the grant of future equity-based awards. As of October 30, 2020, an aggregate of 5,362,701,500 shares of common stock were authorized for issuance pursuant to the exercise of outstanding stock options having a weighted-average exercise price of $0.005 per share. To the extent that outstanding options are exercised, our existing stockholders will experience dilution. We rely heavily on equity awards to motivate current contractors and employees and to attract new employees. The grant of future equity awards by us to our contractors, employees and other service providers could further dilute our stockholders’ interests in the Company.

Anti-takeover provisions in our charter, bylaws, other agreements, and under Nevada law could discourage, delay, or prevent a change in control of the Company.

Provisions in our restated certificate of incorporation and amended and restated bylaws could discourage, delay, or prevent a merger or acquisition involving us that our stockholders may consider favorable. These provisions include but are not limited to the right of our Board to issue preferred stock without stockholder approval, no stockholder ability to fill director vacancies, elimination of the rights of our stockholders to act by written consent and call special stockholder meetings, super-majority vote requirements for certain amendments to our certificate of incorporation and stockholder proposals for amendments to our bylaws, prohibition against stockholders from removing directors other than “for cause” and rules regarding how stockholders may present proposals or nominate directors for election at stockholder meetings.

We are also subject to the anti-takeover provisions of the Nevada Revised Statues. Under these provisions, if anyone becomes an “interested stockholder,” we may not enter into a “business combination” with that person for two years without special approval, which could discourage a third-party from making a takeover offer and could delay or prevent a change in control of us. An “interested stockholder” generally means (subject to certain exceptions as described in the Nevada General Corporation Law) someone owning voting stock of our Company and who is an officer, director, or employee of our Company during the past two years, or who is an acquiring person in a contemplated transaction.

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Because we do not intend to pay dividends, our stockholders will benefit from an investment in our common stock only if it appreciates in value.

We intend to retain our future earnings, if any, to finance the expansion of our business and do not expect to pay any cash dividends in the foreseeable future. As a result, the success of an investment in our common stock will depend entirely upon any future appreciation. There is no guarantee that our common stock will appreciate in value or even maintain the price at which our stockholders purchased their shares.

USE OF PROCEEDS

Although we cannot determine what the actual net proceeds from the sale of the shares of common stock in the rights offering will be until the rights offering is completed, assuming all subscription rights are exercised, we estimate that the aggregate net proceeds from the rights offering, after deducting estimated offering expenses, will be approximately $6,320,000. We intend to use the net proceeds we receive from the rights offering to provide for our general working capital needs.

The precise amount and timing of the application of such proceeds will depend upon our funding requirements and the availability and cost of other funds. Our Board and management will have considerable discretion in the application of the net proceeds from the rights offering, and it is possible that we may allocate the proceeds differently than investors in the rights offering may desire or that we may fail to maximize the return on these proceeds. You will be relying on the judgment of our management with regard to the use of proceeds from the rights offering, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately.

CAPITALIZATION

The following table sets forth our capitalization October 30, 2020 and as adjusted to reflect the sale of 127,522,227 shares of our common stock, assuming all subscription rights are exercised, at the subscription price of $0.05 per share and the receipt of the net proceeds from the rights offering after deducting estimated offering expenses in the amount of $56,111. The table does not reflect the use of proceeds from the rights offering. The information presented in the table below should be read in conjunction with our unaudited consolidated financial statements and notes thereto incorporated by reference into this prospectus.

As Adjusted for Right Offering	Actual as of October 30, 2020 (unaudited)
	$(in thousands, except per share data)
STOCKHOLDERS’ EQUITY:
Common stock, $0.01 par value, 10,000,000,000 shares authorized; 511,020,709 shares issued and outstanding	511	639
Additional paid-in capital	70,900	77,200
Accumulated deficit	(92,700)	(92,700)
Total stockholders’ equity	(21,289)	(14,861)
Total liabilities and stockholders’ equity	$11	6,439

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PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

Our common stock is listed and traded on the OTCQB under the symbol “ALRT.” On October 30, 2020, the most recent practicable date before the date of this prospectus, we had 511,020,709 shares of common stock outstanding and approximately 134 holders of record of the common stock, and the closing price of our common stock as reported on the OTCQB was $0.062 per share.

The following table summarizes the high and low closing sale prices per share of our common stock for the periods indicated, as reported on the OTCQB. These prices do not include adjustments for retail mark-ups, markdowns or commissions.

	Price Range
	Low	High
Year ending December 31, 2020
First Quarter	$0.017	$0.047
Second Quarter	$0.030	$0.065
Third Quarter (through September 30, 2020)	$0.038	$0.087
Year ended December 31, 2019
First Quarter	$0.020	$0.048
Second Quarter	$0.035	$0.042
Third Quarter	$0.028	$0.052
Fourth Quarter	$0.014	$0.039
Year ended December 31, 2018
First Quarter	$0.026	$0.074
Second Quarter	$0.030	$0.056
Third Quarter	$0.036	$0.074
Fourth Quarter	$0.031	$0.064

The foregoing table shows only historical comparisons. These comparisons may not provide meaningful information to you in determining whether to purchase shares of common stock in the rights offering. You are urged to obtain current market quotations for our common stock and to review carefully the other information included in, or incorporated by referenced into, this prospectus.

We intend to retain our available funds from earnings and other sources for future growth and, therefore, do not anticipate paying any cash dividends in the foreseeable future. Additionally, we do not anticipate paying any stock dividends in the foreseeable future. Our dividend policy may be changed at any time, and from time to time, by our Board. We did not pay or declare any dividends in 2020, 2019 or 2018.

THE RIGHTS OFFERING

The following describes the rights offering in general and assumes, unless specifically provided otherwise, that you are a record holder of our common stock on the record date. If you hold your shares in a brokerage account or through a broker, dealer, custodian bank or other nominee, please also refer to “—Method of Exercising Subscription Rights — Subscription by Beneficial Owners.”

The Subscription Rights

We are distributing to holders of shares of our common stock as of 5:00 p.m., Eastern Time, on October 30, 2020, which is the record date for the rights offering, at no charge, non-transferable subscription rights to purchase shares of our common stock at $0.05 per share (a price that is a 19.4% discount to the closing price of our common stock as reported on the OTCQB on the record date). Each holder of record of our common stock will receive one subscription right for each share of our common stock owned by such holder as of 5:00 p.m., Eastern Time, on the record date. Each whole subscription right entitles the holder to a basic subscription right (as described below). The subscription rights entitle the holders of our common stock to purchase an aggregate of 127,522,227 shares of our common stock for an aggregate subscription price of $6,376,111. The shares to be issued in the rights offering, like our existing shares of common stock, will be quoted on the OTCQB under the symbol “ALRT.”

Basic Subscription Right. The basic subscription right provides the holder of each whole subscription right the opportunity to purchase one share of our common stock at subscription price of $0.05 per share, subject to delivery of the required documents and payment of the subscription price prior to the expiration of the rights offering. You may exercise all or a portion of your basic subscription rights or you may choose not to exercise any subscription rights at all. Subscription rights may only be exercised in whole numbers; we will not issue fractional shares and will round all of the subscription rights down to the nearest whole number.

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Reasons for the Rights Offering

We are engaging in the rights offering to provide for our general working capital needs. Our Board has chosen, as recommended by management, to raise capital through a rights offering to give all our stockholders the opportunity to limit ownership dilution by buying additional shares of common stock. Our Board also considered several alternative capital raising methods prior to concluding that the rights offering was the appropriate option under the current circumstances. Our Board believes that the rights offering will strengthen the Company’s financial condition by generating additional cash and increasing its capital position.

Based on its consideration of these factors, the information and analyses regarding the rights offering prepared by management and the recommendation of management that the rights offering is in the best interests of the Company in light of the information available to management, and the additional information and documentation reviewed by our Board, our Board approved the rights offering and determined that the rights offering is in the best interests of the Company and its stockholders. However, our Board is not making any recommendation regarding your exercise of the subscription rights. We cannot assure you that we will not need to seek additional financing or engage in additional capital offerings in the future or that the rights offering will raise sufficient capital to provide for our general working capital needs.

Determination of Subscription Price

The Board has determined the subscription price based on a variety of factors, including historical and current trading prices for our common stock, recent share based transactions involving our affiliates, the price of most recently issued outstanding stock options held by our affiliates, general business conditions, our need for capital, alternatives available to us for raising capital, potential market conditions, and our desire to provide an opportunity to our stockholders to participate in the rights offering on a pro rata basis. In conjunction with its review of these factors, the Board also reviewed our history and prospects, including our past and present earnings, our prospects for future earnings, and the outlook for our industry, and our current financial condition.

We cannot assure you that the market price of our shares of common stock will not decline during or after the rights offering. We also cannot assure you that you will be able to sell shares of our common stock purchased during the rights offering at a price equal to or greater than the subscription price. We urge you to obtain a current quote for our common stock before exercising your subscription rights.

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No Purchase Commitment

Our Chairman Sidney Chan, who, together with his affiliates, owns an aggregate of 383,498,482 shares of our common stock, or approximately 75% of the shares outstanding, and our Directors Peter Stafford, Kenneth Robulak, Alfonso Salas, and Ronald Cheng, who collectively own an aggregate of 4,473,538 shares of our common stock, or approximately 0.9% of the shares outstanding, have each agreed with us not to exercise their respective basic subscription rights pursuant to the rights offering. None of basic subscription rights attached to the shares of common stock owned by Mr. Chan or his affiliates are being registered pursuant to this offering, and will not, accordingly be made available to non-shareholder purchaser. Mr. Chan and his affiliates elected not to participate in this offering owing to their agreement on September 21, 2020 to accept 240,000,000 of our common shares at a price of $0.05 per share in consideration for the retirement of an aggregate amount of $12,000,000 payable to them by the Company. The subscription rights attached to the 4,473,538 shares of common stock held by our other Directors are being registered pursuant to this offering, and may be available for purchase by non-shareholders at the discretion of management within 90 days following the expiration date of the offering.

Method of Exercising Subscription Rights

127,522,227 non-transferable subscription rights are being distributed for each share of our common stock that you owned as of 5:00 p.m., Eastern Time, on October 30, 2020, the record date for the rights offering. The exercise of subscription rights is irrevocable and may not be cancelled or modified. You may exercise your subscription rights as follows:

Subscription by Registered Holders. If you are a registered holder of shares of our common stock, the number of subscription rights you may exercise is indicated on the enclosed rights certificate. You may exercise your subscription rights by properly completing and executing the rights certificate and forwarding it, together with your full payment, to the subscription agent at the address set forth below under “—Subscription Agent,” to be received prior to 5:00 p.m., Eastern Time, on December 29, 2020, the expiration date for the rights offering.

Subscription by Beneficial Owners. If you are a beneficial owner of shares of our common stock that are registered in the name of a custodian bank, broker, dealer or other nominee, you will not receive a rights certificate. Instead, one subscription right will be issued to the nominee record holder for each share of our common stock that you own at the record date. If you are not contacted by your nominee, you should promptly contact your nominee in order to subscribe for shares of our common stock in the rights offering.

If you hold your shares of common stock in the name of a custodian bank, broker, dealer or other nominee, your nominee will exercise the subscription rights on your behalf in accordance with your instructions. Your nominee may establish a deadline that may be before 5:00 p.m., Eastern Time, on December 29, 2020, the expiration date for the rights offering.

Payment Method

As described in the instructions accompanying the rights certificate, payments submitted to the subscription agent must be made in full United States currency by personal check payable to Pacific Stock Transfer fbo ALR Technologies Inc., the subscription agent, drawn upon a United States bank.

Payment will be deemed to have been received by the subscription agent only upon the subscription agent’s receipt of a personal check, receipt and clearance of such check.

Please note that funds paid by uncertified personal check may take at least seven business days to clear. Accordingly, if you wish to pay by means of an uncertified personal check, we urge you to make payment sufficiently in advance of the expiration date to ensure that the subscription agent receives cleared funds before that time.

Your subscription rights will not be successfully exercised unless the subscription agent actually receives from you, your custodian bank, broker, dealer or other nominee, as the case may be, all of the required documents and your full subscription price payment (and your payment has cleared) prior to 5:00 p.m., Eastern Time, on December 29, 2020, the scheduled expiration date of the rights offering, unless you have used the guaranteed delivery procedures described under “—Notice of Guaranteed Delivery.”

You should read and follow the instructions accompanying the rights certificate carefully. As described in the instructions accompanying the rights certificate, in certain cases additional documentation or signature guarantees may be required.

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The method of delivery of payments of the subscription amount to the subscription agent will be at the risk of the holders of subscription rights. If sent by mail, we recommend that you send those documents and payments by registered mail, properly insured, with return receipt requested, and that a sufficient number of days be allowed to ensure timely delivery to the subscription agent. Do not send or deliver these materials to us.

There is no sales fee or commission payable by you in connection with the issuance of subscription rights or the issuance of shares of common stock if you exercise your subscription rights (other than the subscription price). We will pay all fees charged by the subscription agent. However, if you exercise your subscription rights through a custodian bank, broker, dealer or other nominee, you are responsible for paying any other commissions, fees, taxes or other expenses your nominee may charge you in connection with the exercise of the subscription rights.

Missing or Incomplete Subscription Information

If you send a payment that is insufficient to purchase the number of shares you requested, or if the number of shares you requested is not specified in the forms you submit, the payment received will first be applied, to the fullest extent possible based on the amount of the payment received, to exercise your basic subscription rights. Any excess subscription payments received by the subscription agent will be returned promptly, without interest or penalty, following the expiration of the rights offering.

If you deliver your rights certificate and other documents or payment in a manner different from that described in this prospectus, we may not honor the exercise of your subscription rights.

Expiration Date

The period during which you may exercise your subscription rights expires at 5:00 p.m., Eastern Time, on December 29, 2020. If you do not exercise your subscription rights prior to that time, your subscription rights will expire and will no longer be exercisable. We will not be required to issue shares of our common stock to you if the subscription agent receives your rights certificate or your subscription payment after that time, unless you have used the guaranteed delivery procedures described under “—Notice of Guaranteed Delivery.” We have the option to extend the rights offering without notice to you. If we elect to extend the expiration of the rights offering, we will issue a press release announcing such extension no later than the next business day after our Board extends the rights offering.

If you hold your shares of common stock in the name of a custodian bank, broker, dealer or other nominee, your nominee will exercise the subscription rights on your behalf in accordance with your instructions. Your nominee may establish a deadline that may be before 5:00 p.m., Eastern Time, on December 29, 2020, the expiration date for the rights offering.

Conditions, Withdrawal and Termination

We reserve the right to withdraw the rights offering at any time for any reason. In addition, we may terminate the rights offering if at any time before completion of the rights offering there is any judgment, order, decree, injunction, statute, law or regulation entered, enacted, amended or held to be applicable to the rights offering that in the sole judgment of our Board would or might make the rights offering or its completion, whether in whole or in part, illegal or otherwise restrict or prohibit completion of the rights offering. If our Board cancels the rights offering, all affected subscription rights will expire without value, and all subscription payments received by the subscription agent will be returned promptly, without interest or penalty.

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Subscription and Information Agent

We retained Pacific Stock Transfer to serve as the subscription agent and as the information agent for the rights offering. The agent will maintain the list of subscriptions. We will pay all fees and expenses of the agent related to the rights offering and have also agreed to indemnify the agent from certain liabilities that it may incur in connection with the rights offering. If your shares are held in the name of a broker, dealer, custodian bank or other nominee, then you should send your subscription documents and subscription payment to that record holder. If you are the record holder, then you should send your subscription documents, rights certificate, subscription payment or, if applicable, notice of guaranteed delivery, to the address provided below. If sent by mail, we recommend that you send documents and payments by registered mail, properly insured, with return receipt requested, and that a sufficient number of days be allowed to ensure delivery to the subscription agent. Do not send or deliver these materials to the Company.

By Overnight Courier, or Registered Certified or Express Mail

Pacific Stock Transfer

6725 Via Austi Pkwy, Suite 300

Las Vegas, NV 89119

No Fractional Shares

We will not issue fractional shares in connection with the rights offering. Fractional shares of our common stock resulting from the exercise of the basic subscription rights will be eliminated by rounding down to the nearest whole share. Any excess subscription payments received by the subscription agent will be returned promptly, without interest, following expiration of the rights offering.

Notice to Nominees

If you are a custodian bank, broker, dealer or other nominee who holds shares of our common stock for the account of others on the record date, you should notify the beneficial owners of the shares for whom you are the nominee of the rights offering as soon as possible to learn their intentions with respect to exercising their subscription rights. You should obtain instructions from the beneficial owners with respect to their subscription rights, as set forth in the instructions we have provided to you for your distribution to beneficial owners. If the beneficial holder so instructs, you should complete the rights certificate and submit it to the subscription agent together with the form entitled “Nominee Holder Election Form” and with the proper payment. We will provide the Nominee Holder Election Form to you with your rights offering materials. If you did not receive this form, you should contact the information agent to request a copy. If you hold shares of our common stock for the account(s) of more than one beneficial owner, you may exercise the number of subscription rights to which all such beneficial owners in the aggregate otherwise would have been entitled had they been direct record holders of our common stock on the record date, provided that you, as a nominee record holder, make a proper showing to the subscription agent by submitting the Nominee Holder Election Form.

In the case of subscription rights that you hold of record on behalf of others through DTC, those subscription rights may be exercised by instructing DTC to transfer the subscription rights from your DTC account to the subscription agent’s DTC account, and by delivering to the subscription agent the required certification as to the number of shares subscribed for pursuant to the exercise of the subscription rights of the beneficial owners on whose behalf you are acting, together with payment of the full subscription price.

Notice of Guaranteed Delivery

If you wish to exercise your subscription rights, but you do not have sufficient time to deliver the rights certificate evidencing your subscription rights to the subscription agent, on or before the time the rights offering expires, you may exercise your subscription rights by the following guaranteed delivery procedures:

●	deliver to the subscription agent on or prior to the rights offering expiration date your subscription price payment in full for each share you subscribed for under your basic subscription right in the manner set forth above under “—Payment Method”;

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●	deliver to the subscription agent on or prior to the expiration date the form entitled “Notice of Guaranteed Delivery,” substantially in the form provided with the “Instructions For Use of ALR Technologies Inc. Certificates” distributed with your rights certificates; and

●	deliver the properly completed rights certificate evidencing your subscription rights being exercised and the related nominee holder certification, if applicable, with any required signature guarantee, to the subscription agent no later than two business days after the expiration date of the rights offering. For purposes of these notice of guaranteed delivery procedures, “business day” means any day on which trading is conducted on the OTCQB.

Your notice of guaranteed delivery must be delivered in substantially the same form provided with the Instructions For Use of ALR Technologies Inc. Rights Certificates, which will be distributed to you with your rights certificate.

In your notice of guaranteed delivery, you must state:

●	your name;

●	the number of subscription rights represented by your rights certificates, the number of shares of our common stock for which you are subscribing under your basic subscription right; and

●	your guarantee that you will deliver to the subscription agent the rights certificate evidencing the subscription rights you are exercising within two business days following the expiration of the rights offering.

You may deliver your notice of guaranteed delivery to the subscription agent in the same manner as your rights certificate at the address set forth above under “—Subscription Agent” or may be transmitted, if transmitted by an Eligible Institution, to the subscription agent by email to info@pacificstocktransfer.com..

The agent will send you additional copies of the form of notice of guaranteed delivery if you request them by calling 702-361-3033, or by emailing info@pacificstocktransfer.com.

Beneficial Owners

If you are a beneficial owner of shares of our common stock and will receive your subscription rights through a custodian bank, broker, dealer or other nominee, we will ask your nominee to notify you of the rights offering. If you wish to exercise your subscription rights, you will need to have your custodian bank, broker, dealer or other nominee act for you, as described above. To indicate your decision with respect to your subscription rights, you should follow the instructions of your nominee. If you wish instead to obtain a separate rights certificate, you should contact your nominee as soon as possible and request that a rights certificate be issued to you. You should contact your nominee if you do not receive notice of the rights offering, but you believe you are entitled to participate in the rights offering. We are not responsible if you do not receive the notice by mail or otherwise from your nominee or if you receive notice without sufficient time to respond to your nominee by the deadline established by your nominee, which may be before 5:00 p.m., Eastern Time, on December 29, 2020, the expiration date.

Non-Transferability of Subscription Rights

The subscription rights granted to you are non-transferable and, therefore, you may not sell, transfer or assign your subscription rights to anyone. The subscription rights will not be listed for trading on the OTCQB or any other market or stock exchange. The shares of our common stock issuable upon exercise of the subscription rights will be listed on the OTCQB under the ticker symbol “ALRT.”

Validity of Subscriptions

We will resolve, in our sole discretion, all questions regarding the validity and form of the exercise of your subscription rights, including time of receipt and eligibility to participate in the rights offering. Our determination will be final and binding. Once made, subscriptions and directions are irrevocable, and we will not accept any alternative, conditional or contingent subscriptions or directions. We reserve the absolute right to reject any subscriptions or directions not properly submitted or the acceptance of which would be unlawful. You must resolve any irregularities in connection with your subscriptions before the subscription period expires, unless waived by us in our sole discretion. Neither the Company nor the subscription agent shall be under any duty to notify you or your representative of defects in your subscriptions. A subscription will be considered accepted, subject to our right to withdraw or terminate the rights offering, only when a properly completed and duly executed rights certificate and any other required documents and the full subscription payment have been received by the subscription agent. Our interpretations of the terms and conditions of the rights offering will be final and binding.

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Funding Arrangements; Return of Funds

Pacific Stock Transfer the subscription agent, will hold funds received in payment for shares of our common stock in a segregated account pending completion of the rights offering. The subscription agent will hold this money until the rights offering is completed or is withdrawn or terminated. If the rights offering is canceled for any reason, all subscription payments received by the subscription agent will be returned to subscribers, without interest or penalty, as soon as practicable.

Uncertificated Shares of Common Stock

All shares of our common stock that you purchase in the rights offering will be issued in book-entry, or uncertificated, form. When issued, the shares will be registered in the name of the subscription rights holder of record. As soon as practicable after the expiration of the rights offering, the subscription agent will arrange for issuance to each subscription rights holder of record that has validly exercised its subscription rights the shares of common stock purchased in the rights offering. Subject to state securities laws and regulations, we have the discretion to delay distribution of any shares you may have elected to purchase by exercise of your rights in order to comply with state securities laws.

Rights of Subscribers

You will have no rights as a stockholder with respect to the shares of our common stock purchased in the rights offering until your account, or your account at your broker, dealer, custodian bank or other nominee, is credited with such shares.

Foreign Stockholders

We will not mail this prospectus or rights certificates to stockholders with addresses that are outside the United States or Canada or that have an army post office or foreign post office address. The subscription agent will hold these rights certificates for their account. To exercise subscription rights, our foreign stockholders must notify the subscription agent prior to 5:00 p.m., Eastern Time, at least three business days prior to the expiration of the rights offering (or, if the rights offering is extended, on or before three business days prior to the extended expiration date) and demonstrate to the satisfaction of the subscription agent that the exercise of such subscription rights does not violate the laws of the jurisdiction of such stockholder.

No Revocation or Change

All exercises of subscription rights are irrevocable. Once you submit the rights certificate or have instructed your nominee of your subscription request, you are not allowed to revoke or change the exercise or request a refund of monies paid, unless we are required by law to grant revocation rights, even if the market price of our common stock falls below the $0.05 per share subscription price or you learn information about us or the rights offering that you consider to be unfavorable. You should not exercise your subscription rights unless you are certain that you wish to purchase the shares of our common stock offered pursuant to the rights offering.

Material U.S. and Canadian Federal Income Tax Treatment of Rights Distribution

The receipt and exercise of subscription rights by holders of shares of our common stock should generally not be taxable for U.S. or Canadian federal income tax purposes. You should seek specific tax advice from your tax advisor in light of your particular circumstances and as to the applicability and effect of any other tax laws. See “Material U.S. Federal Income Tax Consequences” and “Material.Canadian Federal Income Tax Consequences.”

No Recommendation to Rights Holders

Our Board is not making any recommendation regarding your exercise of the subscription rights. Stockholders who exercise subscription rights risk investment loss on new money invested. We cannot predict the price at which our shares of common stock will trade, and, therefore, we cannot assure you that the market price for our common stock will be above the subscription price or that anyone purchasing shares at the subscription price will be able to sell those shares in the future at the same price or a higher price. You are urged to make your decision based on your own assessment of our business and the rights offering. Please see “Risk Factors” and all other information included in, or incorporated by reference into, this prospectus for a discussion of the risks related to the rights offering and the risks involved in investing in our common stock.

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Shares of Our Common Stock Outstanding After the Rights Offering

As of October 30, 2020, we had 511,020,709 shares of our common stock issued and outstanding. Assuming no additional shares of common stock are issued by the Company prior to consummation of the rights offering and assuming all shares are sold in the rights offering, we expect approximately 638,542,936 shares of our common stock will be outstanding immediately after completion of the rights offering.

Other Matters

We are not making the rights offering in any state or other jurisdiction in which it is unlawful to do so, nor are we distributing or accepting any offers to purchase any shares of our common stock from subscription rights holders who are residents of those states or other jurisdictions or who are otherwise prohibited by federal or state laws or regulations to accept or exercise the subscription rights. We may delay the commencement of the rights offering in those states or other jurisdictions, or change the terms of the rights offering, in whole or in part, in order to comply with the securities laws or other legal requirements of those states or other jurisdictions. Subject to state securities laws and regulations, we also have the discretion to delay allocation and distribution of any shares you may elect to purchase by exercise of your subscription rights in order to comply with state securities laws. We may decline to make modifications to the terms of the rights offering requested by those states or other jurisdictions, in which case, if you are a resident in those states or jurisdictions or if you are otherwise prohibited by federal or state laws or regulations from accepting or exercising the subscription rights, you will not be eligible to participate in the rights offering. However, we are not currently aware of any states or jurisdictions that would preclude participation in the rights offering.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information relating to the beneficial ownership of our common stock by each of our directors, officers and key employees, individually and as a group, and by person, entity or group known to the Company to be the beneficial owner of more than five percent (5%) of the outstanding shares of our common stock based on a review of publicly available statements of beneficial ownership filed with the SEC and Company records.

The following table sets forth, as of the date of this report, the total number of shares owned beneficially by each of our directors, officers and key employees, individually and as a group, and the present owners of 5% or more of our total outstanding shares. The stockholder listed below has direct ownership of his/her shares and possesses sole voting and dispositive power with respect to the shares. Percentage ownership is based on 511,020,709 shares of our common stock being issued and outstanding as of October 30, 2020 on a non- diluted basis.

Name of Beneficial Owner	Direct Amount of Beneficial Owner		Position	Percent of Class
Sidney Chan	383,498,482	[1][2]	Chairman, Chief Executive Officer, Chief Financial Officer and member of the Board of Directors	75.05%

Dr. Alfonso Salas	1,577,738	[3]	Member of the Board of Directors	[7]

Kenneth Robulak	1,190,000	[4]	Member of the Board of Directors	[7]

Peter Stafford	500,000	[5]	Member of the Board of Directors	[7]

Ronald Cheng	1,205,800	[6]	Member of the Board of Directors	[7]

All Officers and Directors as a group (5 people)	387,952,020			75.92%
[1]	189,845,000 shares are held in the name of Sidney Chan, 500,000 shares are held in the name of KRS Retraction Limited, and, 193,153,482 shares are owned by Christine Kan, Mr. Chan’s wife.
[2]	Mr. Chan and his wife also hold the option to acquire 5,045,001,500 shares of common stock of the Company.
[3]	Dr. Salas also holds the option to acquire 5,000,000 shares of common stock of the Company.
[4]	Mr. Robulak also holds the option to acquire 10,000,000 shares of common stock of the Company.
[5]	Mr. Stafford also holds the option to acquire 5,000,000 shares of common stock of the Company.
[6]	Mr. Cheng also holds the option to acquire 5,000,000 shares of common stock of the Company.
[7]	Less than 1%.

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DESCRIPTION OF CAPITAL STOCK

The following summary description sets forth some of the general terms and provisions of our common stock. Because this is a summary description, it does not contain all of the information that may be important to you.

For a more detailed description of our common stock, you should refer to the applicable provisions of the NRSNevada Revised Statutes (the “NRS”) and our charter and bylaws as in effect at the time of any offering. Copies of our Articles of Incorporation, as amended, and our Bylaws, as amended are included as exhibits to the registration statement of which this prospectus forms a part.

General

Under our charter, we are authorized to issue10,000,000,000 shares of our common stock, par value $0.001 per share, and 500,000,000 shares of preferred stock, par value $0.001 par value per share. As of October 30, 2020, there were 511,020,709 shares of our common stock issued and outstanding and no shares of our preferred stock issued and outstanding. Also as of October 30, 2020, there were stock options outstanding to acquire 5,362,701,500 shares of common stock.

Holders of our common stock are entitled to one vote for each share on all matters submitted to a stockholder vote. Holders of common stock do not have cumulative voting rights. Therefore, holders of a majority of the shares of common stock voting for the election of directors can elect all of the directors. Holders of our common stock representing a majority of the voting power of our capital stock issued, outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of our stockholders. A vote by the holders of a majority of our outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to our articles of incorporation.

Holders of common stock are entitled to share in all dividends that the board of directors, in its discretion, declares from legally available funds. In the event of liquidation, dissolution or winding up, each outstanding share entitles its holder to participate pro rata in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the common stock. Holders of our common stock have no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to our common stock.

Preferred Stock

To the fullest extent permitted by the laws of the State of Nevada (currently set forth in Nevada Revised Statutes (NRS) 78.195 and 78.1955), as may be amended from time to time, our Board of Directors may create sub-classes or series of our preferred shares, and may fix and determine the designations, rights, preferences, or other variations attached to those preferred shares. We may issue preferred shares for such consideration as may be fixed by our Board of Directors.

Dividend Policy

We have never declared or paid any cash dividends on our common stock. We currently intend to retain future earnings, if any, to finance the expansion of our business. As a result, we do not anticipate paying any cash dividends in the foreseeable future.

Share Purchase Warrants and Options

As of the date of this Prospectus, there were stock options outstanding to acquire 5,362,701,500 shares of common stock, and no outstanding warrants to purchase shares of our common stock.

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Convertible Securities

We have not issued any other securities convertible into shares of our common stock or granted any rights convertible or exchangeable into shares of our common stock.

Anti-Takeover Provisions of Nevada Law and Our Governing Documents

Nevada Law

We are subject to Section NRS78.411 of the NRS (“Section 78.411”). Section 78.411 generally provides that a Nevada corporation which has not “opted out” of coverage by this section in the prescribed manner may not engage in any “combination” with an “interested stockholder” for a period of two years following the date that the stockholder became an “interested stockholder” unless prior to that time the Board of Directors of the corporation approved either the “combination” or the transaction which resulted in the stockholder becoming an “interested stockholder.”

In general, Section 78.411 prohibits a publicly held Nevada corporation from engaging in “business combination” transactions with any “interested stockholder” for a period of two years following the time that the stockholder became an interested stockholder, unless:

●	prior to the time the stockholder became an interested stockholder, either the applicable business combination or the transaction which resulted in the stockholder becoming an interested stockholder is approved by the corporation’s board of directors;

●	at or subsequent to the time that the stockholder became an interested stockholder, the business combination is approved by the corporation’s board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 60% of the outstanding voting stock which is not owned by the interested stockholder.

A “business combination” is defined to include, in general and subject to exceptions, a merger of the corporation with the interested stockholder; a sale of 5% or more of the market value of the corporation’s consolidated assets to the interested stockholder; certain transactions that result in the issuance of the corporation’s stock to the interested stockholder; a transaction that has the effect of increasing the proportionate share of the corporation’s stock owned by the interested stockholder; and any receipt by the interested stockholder of loans, guarantees or other financial benefits provided by the corporation. An “interested stockholder” is defined to include, in general and subject to exceptions, a person that (1) owns outstanding voting stock of the corporation or (2) is an officer, director, or employee of the corporation; or (3) an acquiring person at any time within the prior two year period. A Nevada corporation may opt out of Section 78.411 with an express provision in its original articles of incorporation or by an amendment to its articles of incorporation or bylaws expressly electing not to be governed by Section 78.411 and approved by a majority of its outstanding voting shares. We have not opted out of Section 78.411. As a result, Section 78.411 could delay, deter or prevent a merger, change of control or other takeover of our company that our stockholders might consider to be in their best interests, including transactions that might result in a premium being paid over the market price of our common stock, and may also limit the price that investors are willing to pay in the future for our common stock.

Undesignated Preferred Stock

The ability to authorize undesignated preferred stock makes it possible for our Board to issue one or more series of preferred stock with voting or other rights or preferences. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of our company.

Requirements for Advance Notification of Stockholder Nominations and Proposals

Our bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of our Board or a committee of our Board.

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Stockholder Action by Written Consent; Special Meetings of Stockholders

Our stockholders may take action by written consent in lieu of a meeting as provided in our bylaws. Our bylaws provide that certain procedures, including notifying our Board and awaiting a record date, must be followed for stockholders to act by written consent. A special meeting of our stockholders may be called only by our Board, the Chairman of our Board, the Chief Executive Officer or the President. A special meeting may also be called at the request of stockholders holding a majority of the aggregate number of shares of capital stock of the Company issued and outstanding and entitled to vote at that meeting (subject to certain timeliness and content requirements of the demand).

Amendment of Certificate of Incorporation and Bylaws

Our charter may be amended by the affirmative vote of a majority of the aggregate number of shares of each class of our capital stock issued and outstanding after a resolution of our Board declaring the advisability of such amendment has been adopted in accordance with Nevada law. Our bylaws may be amended by the affirmative vote of a majority of the aggregate number of shares of each class of our capital stock issued and outstanding (and entitled to vote on the subject matter) present in person or represented by proxy at a meeting of stockholders provided that notice thereof is stated in the written notice of the meeting. Our bylaws may also be amended by a majority of our Board in accordance with Nevada law and our charter.

Forum Selection

Unless our Board acting on behalf of the Company selects an alternative forum, the Nevada District Court (or, if the Nevada District Court does not have jurisdiction, another state court located within the State of Nevada or, if no court located within the State of Nevada has jurisdiction, the federal district court for the District of Nevada) shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or other employees to the Company or our stockholders, (iii) any action asserting a claim against the Company or any of our directors, officers or other employees arising pursuant to any provision of the NRSNRS, our charter or our bylaws or (iv) any action asserting a claim against the Company or any of our directors, officers or other employees governed by the internal affairs doctrine of the State of Nevada, in all cases subject to the court’s having personal jurisdiction over all indispensable parties named as defendants.

If any action the subject matter of which is within the scope of the immediately preceding paragraph is filed in a court other than a court located within the State of Nevada in the name of any stockholder, such stockholder will be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Nevada in connection with any action brought in any such court to enforce the exclusive forum provision (an “Enforcement Action”) and (ii) having service of process made upon such stockholder in any such Enforcement Action by service upon such stockholder’s counsel in the action outside of the State of Nevada as agent for such stockholder.

Stock Quotation

Our common stock trades on the OTCQB electronic quotation system under the symbol “ALRT.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Pacific Stock Transfer.

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PLAN OF DISTRIBUTION

We are distributing rights certificates and copies of this prospectus to those persons who were holders of our common stock on October 30, 2020, the record date for the rights offering, promptly following the effective date of the registration statement of which this prospectus forms a part. We are offering the rights and the shares of common stock underlying the rights directly to you. We have not employed any brokers, dealers or underwriters in connection with the solicitation or exercise of subscription rights in this offering and no commissions, fees or discounts will be paid in connection with this offering. Those directors and officers of the Company who may assist in the rights offering will not register with the SEC as brokers in reliance on certain safe harbor provisions contained in Rule 3a4-1 under the Exchange Act. Pacific Stock Transfer is acting as our subscription agent to affect the exercise of the rights and the issuance of the underlying common stock. Therefore, while certain of our directors and officers may solicit responses from you, those directors and officers will not receive any commissions or compensation for those services.

Delivery of Shares

As soon as practicable after the record date for the rights offering, we will distribute the subscription rights and rights certificates to individuals who owned shares of our common stock at 5:00 p.m., Eastern Time, on October 30, 2020.

If your shares are held in the name of a broker, dealer, custodian bank or other nominee, then you should send your subscription documents and subscription payment to that record holder. If you are the record holder, then you should send your subscription documents, rights certificate, notice of guaranteed delivery and subscription payment to the address provided below. If sent by mail, we recommend that you send documents and payments by registered mail, properly insured, with return receipt requested, and that a sufficient number of days be allowed to ensure delivery to the subscription agent. Do not send or deliver these materials to the Company.

By Overnight Courier, or Registered Certified or Express Mail

Pacific Stock Transfer

6725 Via Austi Pkwy, Suite 300

Las Vegas, NV 89119

See “The Rights Offering—Method of Exercising Subscription Rights.” If you have any questions regarding the Company or the rights offering, or you have any questions regarding completing a rights certificate or submitting payment in the rights offering, please contact the information agent, 702-361-3033, or by emailing info@pacificstocktransfer.com..

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following discussion is a summary of material U.S. federal income tax consequences relating to the receipt and exercise (or expatriation) of the subscription rights acquired through the rights offering and the ownership and disposition of shares of our common stock received upon exercise of the subscription rights.

This summary deals only with subscription rights acquired through the rights offering, shares of our common stock acquired upon exercise of subscription rights and assumes that the subscription rights or shares of common stock issued upon exercise of the subscription rights will be held as capital assets within the meaning of Section 1221 of the Code. This discussion does not address all aspects of U.S. federal income taxation that may be relevant to such beneficial owners in light of their personal circumstances. This discussion also does not address tax consequences to holders that may be subject to special tax rules, including, without limitation, insurance companies, real estate investment trusts, regulated investment companies, grantor trusts, tax-exempt organizations, employee stock purchase plans, partnerships and other pass-through entities, persons holding shares of common stock as part of a hedging, integrated, conversion or constructive sale transaction or a straddle, financial institutions, brokers, dealers in securities or currencies, traders that elect to mark-to-market their securities, persons that acquired shares of common stock in connection with employment or other performance of services, persons subject to the alternative minimum tax, U.S. holders (as defined below) that have a functional currency other than the U.S. dollar, U.S. expatriates and foreign holders. In addition, the discussion does not describe any tax consequences arising out of the tax laws of any state, local or foreign jurisdiction, or any U.S. federal tax considerations other than income taxation (such as Medicare contribution taxation or estate or gift taxation).

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Furthermore, the discussion below is based upon the provisions of the Code, and regulations, administrative pronouncements and judicial decisions thereunder, as of the date hereof, and such authorities may be repealed, revoked or modified, perhaps retroactively. We have not sought, and will not seek, any rulings from the Internal Revenue Service (the “IRS”) regarding the matters discussed below. There can be no assurance that the IRS or a court will not take positions concerning the tax consequences of the receipt and ownership of the subscription rights acquired through the rights offering and the ownership of shares of common stock received upon exercise of the subscription rights that are different from those discussed below.

As used herein, a “U.S. holder” means a beneficial owner of subscription rights or shares of common stock that is for U.S. federal income tax purposes:

●	an individual who is a citizen or resident of the United States;

●	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

●	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

●	a trust (a) the administration of which is subject to the primary supervision of a court within the United States and one or more U.S. persons as described in the Code have authority to control all substantial decisions of the trust, or (b) that has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

A “Non-U.S. Holder” is such a beneficial owner (other than an entity or arrangement that is treated as a partnership for U.S. federal income tax purposes) that is not a U.S. Holder.

If any entity or arrangement that is treated as a partnership for U.S. federal income tax purposes is a beneficial owner of subscription rights or shares of common stock, the U.S. federal income tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. Holders that are partnerships (and partners in such partnerships) are urged to consult their own tax advisors.

HOLDERS OF SHARES OF OUR COMMON STOCK SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AND THE CONSEQUENCES UNDER FEDERAL ESTATE AND GIFT TAX LAWS, FOREIGN, STATE, AND LOCAL LAWS AND TAX TREATIES OF RECEIVING, OWNING AND EXERCISING SUBSCRIPTION RIGHTS AND ACQUIRING, HOLDING AND DISPOSING OF SHARES OF COMMON STOCK.

Tax Consequences to U.S. Holders

Taxation of Subscription Rights

Receipt of Subscription Rights. Although the authorities governing the rights offering are complex and do not speak directly to the consequences of certain aspects of the rights offering, we believe your receipt of subscription rights pursuant to the rights offering with respect to your shares of our common stock should be treated as a nontaxable distribution with respect to such shares of our common stock for U.S. federal income tax purposes. Under Section 305(a) of the Code, a corporation’s distribution of stock rights to stockholders is generally tax-free. Section 305(b) of the Code, however, provides certain instances where a distribution of stock rights is taxable to stockholders. One such instance is a “disproportionate distribution” in which a distribution or a series of distributions, including deemed distributions, has the result of (1) the receipt of cash or non-stock property by some stockholders or holders of debt instruments convertible into stock, and (2) an increase in the proportionate interest of other stockholders in the assets or earnings and profits of the corporation. During the last 36 months, we have not made any distributions of cash or non-stock property with respect to our common stock. In addition, within the last 36 months, we have not made any payments in cash or non-stock property of interest on previously outstanding convertible notes or of dividends or previously outstanding preferred stock. Currently, we do not have any convertible debt or preferred stock outstanding, nor do we currently intend to issue any convertible debt or preferred stock or pay any dividends on our common stock (other than the issuance of the subscription rights in connection with this offering), but there is no guarantee that we will not do so. While the application of this rule is very complex and subject to uncertainty, we believe that the distribution of the subscription rights hereunder does not result in an increase to any stockholder’s proportionate interest in our earnings and profits or assets. Accordingly, we believe that pursuant to Section 305 of the Code and the Treasury regulations promulgated thereunder, the receipt of subscription rights with respect to shares of our common stock should generally not be taxable to our holders of shares of our common stock.

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Our position regarding the tax-free treatment of the subscription rights distribution is not binding on the IRS, or the courts. If this position is finally determined by the IRS or a court to be incorrect, whether on the basis that the issuance of the subscription rights is a “disproportionate distribution” or otherwise, the fair market value of the subscription rights would be taxable to holders of our common stock as a dividend to the extent of the holder’s pro rata share of our current and accumulated earnings and profits, if any. Any excess would be treated first as a tax-free return of capital to the extent of your adjusted basis in your shares of our common stock and then as capital gain from the sale or exchange of your shares of our common stock. Although no assurance can be given, it is anticipated that we will not have current or accumulated earnings and profits through the end of 2020.

The discussion below assumes that the receipt of subscription rights with respect to your shares of our common stock will be treated as a nontaxable distribution.

Tax Basis and Holding Period of Subscription Rights. Your tax basis of the subscription rights you receive with respect to your shares of commons stock for U.S. federal income tax purposes will depend on the fair market value of the subscription rights you receive and the fair market value of your existing shares of common stock on the date you receive the subscription rights.

Section 307(b) of the Code provides that if the fair market value of the subscription rights you receive is less than 15% of the fair market value of your existing shares of common stock on the date you receive the subscription rights, the subscription rights will be allocated a zero basis for U.S. federal income tax purposes, unless you elect to allocate your basis in your existing shares of common stock between your existing shares of common stock and the subscription rights in proportion to the relative fair market values of the existing shares of common stock and the subscription rights determined on the date of receipt of the subscription rights. If you choose to allocate basis between your existing shares of common stock and the subscription rights, you must make this election on a statement included with your timely filed tax return (including extensions) for the taxable year in which you receive the subscription rights. Such an election is irrevocable.

However, if the fair market value of the subscription rights you receive is 15% or more of the fair market value of your existing shares of common stock on the date you receive the subscription rights, then you must allocate your basis in your existing shares of common stock between your existing shares of common stock and the subscription rights you receive in proportion to their fair market values determined on the date you receive the subscription rights.

The fair market value of the subscription rights on the date that the subscription rights are distributed is uncertain, and we have not obtained, and do not intend to obtain, an appraisal of the fair market value of the subscription rights on that date. In determining the fair market value of the subscription rights, you should consider all relevant facts and circumstances, including any difference between the subscription price of the subscription rights and the trading price of our shares of common stock on the date that the subscription rights are distributed, the length of the period during which the subscription rights may be exercised and the fact that the subscription rights are non- transferable.

Your holding period of the subscription rights will include your holding period of the shares of common stock with respect to which the subscription rights were distributed.

Exercise of Subscription Rights. You generally will not recognize gain or loss on the exercise of a subscription right received with respect to your shares of common stock.

Your tax basis in a share of common stock acquired through exercise of a subscription right will equal the sum of (1) the subscription price and (2) your tax basis, if any, in the subscription right as determined above.

The holding period of a share of common stock acquired through exercise of a subscription right will begin on the date the subscription right is exercised.

If you exercise a subscription right received in the rights offering after disposing of the common stock with respect to which such subscription right is received, then certain aspects of the tax treatment of the exercise of the subscription right are unclear, including (1) the allocation of tax basis between the common stock previously sold and the subscription right, (2) the impact of such allocation on the amount and timing of gain or loss recognized with respect to the common stock previously sold, and (3) the impact of such allocation on the tax basis of common stock acquired through exercise of the subscription right. If you exercise a subscription right received in the rights offering after disposing of the common stock with respect to which the subscription right is received, you should consult with your tax advisor.

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Expiration of Subscription Rights. If you allow subscription rights received in the rights offering with respect to your shares of common stock to expire, you should not recognize any gain or loss for U.S. federal income tax purposes and any portion of the tax basis in your existing shares of common stock previously allocated to the subscription rights that have expired will be reallocated to the existing shares of common stock.

Taxation of Shares of Common Stock

Distributions. Distributions with respect to shares of common stock acquired upon exercise of subscription rights will be taxable as dividend income when actually or constructively received to the extent of our current or accumulated earnings and profits as determined for U.S. federal income tax purposes. To the extent that the amount of a distribution exceeds our current and accumulated earnings and profits, such distribution will be treated first as a tax-free return of capital to the extent of your adjusted tax basis in such shares of common stock and thereafter as capital gain.

Dispositions. If you sell or otherwise dispose of shares of common stock acquired upon exercise of subscription rights, you will generally recognize capital gain or loss equal to the difference between the amount realized and your adjusted tax basis in the shares of common stock. Such capital gain or loss will be long-term capital gain or loss if your holding period for the shares of common stock is more than one year. Long-term capital gain of an individual, estate or trust is generally taxed at favorable rates. The deductibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding

You may be subject to information reporting and/or backup withholding with respect to dividend payments on or the gross proceeds from the disposition of our shares of common stock acquired through the exercise of subscription rights. Backup withholding may apply under certain circumstances if you (i) fail to furnish your social security or other taxpayer identification number (“TIN”), (ii) furnish an incorrect TIN, (iii) fail to report interest or dividends properly, or (iv) fail to provide a certified statement, signed under penalty of perjury, that the TIN provided is correct, that you are not subject to backup withholding and that you are a U.S. person on IRS Form W-9 or substitute Form W-9. Any amount withheld from a payment under the backup withholding rules is allowable as a credit against (and may entitle you to a refund with respect to) your U.S. federal income tax liability, provided that the required information is timely furnished to the IRS. Certain persons are exempt from backup withholding, including corporations and financial institutions. You are urged to consult your own tax advisor as to your qualification for exemption from backup withholding and the procedure for obtaining such exemption.

Tax Consequences to Non-U.S. Holders

Taxation of the Subscription Rights

Receipt, Exercise and Expiration of the Subscription Rights. The discussion assumes that the receipt of Subscription Rights will be treated as a nontaxable distribution. See “Tax Consequences to U.S. Holders – Taxation of Subscription Rights – Receipts of subscription Rights” above. You will not be subject to U.S. federal income tax (or any withholding thereof) on the receipt, exercise or expiration of the Subscription Rights.

Taxation of Shares of Common Stock

Distributions: Distributions of cash or property made with respect to our common stock generally will be subject to withholding tax to the extent paid out of our current or accumulated earnings and profits as determined for U.S. federal income tax purposes, if any, at a rate of 30% (or a lower rate prescribed in an applicable income tax treaty). In order to obtain a reduced withholding tax rate, if applicable, you will be required to provide an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, certifying your entitlement to benefits under a treaty. In addition, you will not be subject to withholding tax if you provide an IRS Form W-8ECI certifying that the distributions are effectively connected with your conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment within the United States); instead, you generally will be subject to U.S. federal income tax, net of certain deductions, with respect to such income at the same rates applicable to U.S. persons, and if you are a corporation, a “branch profits tax” of 30% (or a lower rate prescribed in an applicable income tax treaty) also may apply to such effectively connected income.

Non-U.S. Holders may be required to periodically update their IRS Forms W-8.

Dispositions: In general, you will not be subject to U.S. federal income tax on any gain realized on a sale of shares of our common stock unless:

·	the gain is effectively connected with your conduct of a trade or business within the United States (and, if an income tax treaty applies, is attributable to a permanent establishment in the United States);
·	you are an individual, you hold your Subscription Rights, shares of common stock as capital assets, you are present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met; or
·	we are or have been a “United States real property holding corporation,” or USRPHC, for U.S. federal income tax purposes unless an exception for 5% or less shareholders applies.

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A gain that is effectively connected with your conduct of a trade or business within the United States (and, if an income tax treaty applies, is attributable to a permanent establishment within the United States) generally will be subject to U.S. federal income tax, net of certain deductions, at the same rates applicable to U.S. persons. If you are a corporation, a “branch profits tax” of 30% (or a lower rate prescribed in an applicable income tax treaty) also may apply to such effectively connected gain.

A domestic corporation is treated as a USRPHC if the fair market value of its United States real property interests equals or exceeds 50% of the sum of (1) the fair market value of its United States real property interests, (2) the fair market value of its non-United States real property interests and (3) the fair market value of any other of its assets which are used or held for use in a trade or business. We believe that we are not currently, and have not been within the relevant testing period, a USRPHC. However, no assurance can be given that we will not become a USRPHC in the future. If we are a USRPHC or become a USRPHC in the future, a Non-U.S. Holder may still not be subject to U.S. federal income tax on a sale or other disposition if an exception for 5% or less shareholders applies. You are urged to consult your own tax advisor regarding the U.S. federal income tax considerations that could result if we are, or become, a USRPHC and with respect to the exception for 5% or less shareholders.

Information Reporting and Backup Withholding

Distributions on our common stock and the amount of tax withheld, if any, with respect to such distributions will generally be subject to information reporting. If you comply with certification procedures to establish that you are not a U.S. person, additional information reporting and backup withholding should not apply to distributions on our common stock and information reporting and backup withholding should not apply to the proceeds from a sale or other disposition of shares of our common stock. The amount of any backup withholding will generally be allowed as a refund or credit against your U.S. federal income tax liability, provided that the required information is timely furnished to the IRS.FACTA

Sections 1471 through 1474 of the Code (provisions commonly referred to as “FATCA”) generally impose an additional withholding tax on certain types of payments made to “foreign financial institutions” and certain other non-U.S. entities. Specifically, a 30% withholding tax will be imposed on dividends on, or gross proceeds from the sale or other disposition of, shares of common stock paid to a foreign financial institution or to a non-financial foreign entity, unless (i) the foreign financial institution undertakes certain diligence and reporting obligations, (ii) the non-financial foreign entity either certifies it does not have any substantial U.S. owners or furnishes identifying information regarding each substantial U.S. owner, or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution, and is subject to the diligence and reporting requirements in clause (i) above, it must enter into an agreement with the U.S. Treasury requiring, among other things, that it undertake to identify accounts held by certain U.S. persons or U.S.-owned foreign entities, annually report certain information about such accounts, and withhold 30% on payments to account holders whose actions prevent it from complying with these reporting and other requirements. Current IRS guidance delays the implementation of withholding under FATCA with respect to payments of gross proceeds from a sale or other disposition of shares of common stock until after December 31, 2018.

THE PRECEDING DISCUSSION OF MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES IS NOT TAX ADVICE. HOLDERS OF SHARES OF OUR COMMON STOCK SHOULD CONSULT THEIR OWN TAX ADVISOR REGARDING THE PARTICULAR U.S. FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF RECEIVING, OWNING AND EXERCISING SUBSCRIPTION RIGHTS AND ACQUIRING, HOLDING AND DISPOSING OF SHARES OF COMMON STOCK, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAWS.

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Material Canadian federal income Tax Consequences – CANADIAN RESIDENT HOLDERS

The following discussion is a summary of material Canadian federal income tax consequences to Canadian resident holders relating to the receipt and exercise (or expatriation) of the subscription rights acquired through the rights offering and the ownership and disposition of shares of our common stock received upon exercise of the subscription rights.

This summary deals only with subscription rights acquired through the rights offering and shares of our common stock acquired upon exercise of subscription rights.

The discussion below is based on the current provisions of the Income Tax Act (Canada) (the “Tax Act”) and the regulations thereunder, all specific proposals to amend the Tax Act and the regulations thereunder publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the "Proposed Amendments"), and the current published administrative practices and assessing policies of the Canada Revenue Agency (“CRA”). This summary assumes that the Proposed Amendments will be enacted as currently proposed, although no assurance can be given that the Proposed Amendments will be enacted in the form proposed or at all. Except for the Proposed Amendments, this summary does not take into account or anticipate any changes in law or administrative practice, whether by judicial, legislative, governmental or administrative decisions or action, nor does it take into account any provincial, territorial or foreign tax considerations, which may differ significantly from the Canadian federal income tax considerations discussed herein.

The following is, as of the date hereof, a summary of certain Canadian federal income tax considerations under the Tax Act generally applicable to a holder of our stock that acquires subscription rights to acquire our common stock (“Shares”) that:

(i)	who, at all relevant times and for the purposes of the Tax Act and any applicable income tax treaty, is, or is deemed to be, resident in Canada,
(ii)	holds, or is deemed to hold, the Shares as capital property (see below),
(iii)	deals at arm's length with and is not affiliated with the Company,
(iv)	is not a "financial institution" for the purposes of the mark-to-market rules or a "specified financial institution",
(v)	has not elected to determine its "Canadian tax results" in a currency other than Canadian dollars under the functional currency rules contained in the Tax Act, and
(vi)	is not a person or partnership an interest in which is a "tax shelter investment";

(such shareholder is referred to as a "Canadian Holder").

Shares will generally be capital property to a Canadian Holder provided the Canadian Holder does not hold them in the course of carrying on a business of trading or dealing in securities, and has not acquired them in one or more transactions considered to be an adventure or concern in the nature of trade. Canadian Holders whose shares may not otherwise qualify as capital property should consult their own tax advisors.

This discussion does not address all aspects of the Canadian federal income taxation that may be relevant to such beneficial owners in light of their personal circumstances. This discussion also does not address tax consequences to holders that may be subject to special tax rules, including, without limitation, insurance companies, real estate investment trusts, regulated investment companies, grantor trusts, tax-exempt organizations, employee stock purchase plans, partnerships and other pass-through entities, persons holding shares of common stock as part of a hedging, integrated, conversion or constructive sale transaction or a straddle, financial institutions, brokers, dealers in securities or currencies, traders that elect to mark-to-market their securities, persons that acquired shares of common stock in connection with employment or other performance of services, and foreign holders.

CANADIAN HOLDERS OF SHARES OF OUR COMMON STOCK SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE CANADIAN FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AND THE CONSEQUENCES OF RECEIVING, OWNING AND EXERCISING SUBSCRIPTION RIGHTS AND ACQUIRING, HOLDING AND DISPOSING OF SHARES OF COMMON STOCK.

Taxation of Subscription Rights

Receipt of Subscription Rights. Your receipt of subscription rights pursuant to the rights offering with respect to your Shares should be treated as a non-taxable distribution with respect to such Shares for Canadian federal income tax purposes as all holders of our common stock are receiving these subscription rights. Under the Tax Act, if all stockholders of the corporation receive a right in respect of our common stock that is identical to every other right to acquire additional shares of the capital stock of the Company, no taxable benefit is conferred. The shares of a particular class of common shares are deemed to be property that is identical to the shares of another class of common shares if (A) the voting rights attached to the particular class differ from the voting rights attached to the other class, and (B) there are no other differences between the terms and conditions of the classes of shares that could cause the fair market value of the share of the particular class to differ materially from the fair market value of the share of another class. While the application of this rule can be complex and subject to uncertainty, the rights offering is available to every stockholder.

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Our position regarding the tax-free treatment of the subscription rights distribution is not binding on the CRA, or the courts. If this position is finally determined by the CRA or a court to be incorrect, whether on the basis that the issuance of the subscription rights is a “taxable distribution” or otherwise, any determined benefit on the subscription rights would be taxable to Canadian Holders of our common stock as a taxable income inclusion, if any.

The discussion below assumes that the receipt of subscription rights with respect to your shares of our common stock will be treated as a nontaxable distribution.

Tax Basis and Holding Period of Subscription Rights. Given the receipt of subscription rights with respect to your common stock is treated as a non-taxable distribution for Canadian federal income tax purposes, there will be no tax basis of the subscription rights you receive.

Exercise of Subscription Rights. You generally will not recognize a gain or loss on the exercise of a subscription right received with respect to your common stock.

Your tax basis in Shares acquired through exercise of a subscription right will equal the subscription price paid, in the subscription right as determined above, allocated among total common stock owned after exercising the subscription rights.

If you exercise a subscription right received in the rights offering after disposing of the common stock with respect to which the subscription right is received, you should consult with your tax advisor.

Expiration of Subscription Rights. If you allow subscription rights received in the rights offering with respect to your common stock to expire, you should not recognize any gain or loss for Canadian federal income tax purposes.

Taxation of Shares of Common Stock

Distributions. Distributions with respect to Shares acquired upon exercise of subscription rights will generally be taxable as income from a non-resident of Canada corporation under the Tax Act. To the extent that the amount of a distribution is on account or in lieu of payment of, or in satisfaction of, a dividend on Shares owned by the Canadian Holder, such distribution will be included in taxable income for the Canadian Holder.

The Tax Act provides two mechanisms of relief of double taxation: (1) a credit for foreign taxes paid to the source jurisdiction may be claimed on the Canadian income tax return to reduce Canadian tax on foreign source income included in the net income reported on that return; and/or (2) the Canadian Holder may claim a deduction against their net income reported on the Canadian Holder’s Canadian tax return for income taxes paid to the source jurisdiction in respect of foreign income included in taxable income. Foreign tax credits are calculated by each source country/jurisdiction. The allowable foreign tax credit cannot exceed the Canadian tax that would otherwise be payable.

A Canadian Holder that is a corporation may be eligible for certain deductions if the Company is a “foreign affiliate” of the Canadian Holder under the Tax Act and should consult their tax advisor accordingly.

A Canadian Holder that is a "Canadian-controlled private corporation" under the Tax Act may be liable to pay an additional refundable tax for the year, which includes an amount in respect of dividends for the year.

Dispositions. Generally, one-half of the amount of any capital gain (a "taxable capital gain") realized by a Canadian Holder in a taxation year must be included in computing the Canadian Holder’s income in that year. A Canadian Holder is entitled to deduct from the taxable capital gain one-half of the amount of any capital losses (an “allowable capital loss”) realized in the current year, carried over from prior years or carried back from up to 3 subsequent years. Similar rules may apply where Shares are owned by a partnership or trust of which an individual, corporation, trust or partnership is a member or beneficiary. Capital losses may be subject to limitations. Canadian Holders to whom these rules may be relevant should consult their own tax advisors in this regard.

A Canadian Holder that is a "Canadian-controlled private corporation" under the Tax Act may be liable to pay an additional refundable tax on its "aggregate investment income" for the year, which includes an amount in respect of taxable capital gains for the year.

When property denominated in a foreign currency is sold or deemed to have been sold, the gain or loss for Canadian tax purposes must generally be calculated by converting the net proceeds into Canadian dollars on the closing date or the deemed closing date and by converting the tax basis into Canadian dollars using the exchange rate as of the date the subscription rights were exercised. As a result, a foreign exchange gain or loss may arise on the sale or the deemed sale of Shares that is independent of the actual gain or loss on the property.

Alternative Minimum Tax

Capital gains of a Canadian Holder who is an individual (including certain trusts) may give rise to a liability for alternative minimum tax as calculated under the detailed rules set out in the Tax Act.

Information Reporting

There may be an obligation under the Tax Act for the Canadian Holder to file foreign reporting Form T1135 with the CRA in respect of shares of our common stock if the cost amount to the Canadian Holder exceeds $100,000 at any time in the year or period.

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The Canadian Holder may be required to file reporting form Form T1134 with the CRA in respect of shares of our common stock if the Company is a foreign affiliate under the Tax Act in respect of the Canadian Holder.

There are penalties for not filing these foreign reporting forms. Canadian Holders to whom these rules may be relevant should consult their own tax advisors in this regard.

THE PRECEDING DISCUSSION is of a general nature only and is not exhaustive of all Canadian federal income tax consequences applicable to Canadian holders. This summary is not and is not intended to be, nor should it be construed to be, legal or tax advice to any particular Canadian holder. Accordingly, Canadian holders should consult their own tax advisors regarding the tax consequences to them of the Distribution in their own particular circumstances.

LEGAL MATTERS

The validity of the shares of common stock issuable upon exercise of the rights and offered by this prospectus will be passed upon for us by W.L. Macdonald Law Corporation.

EXPERTS

No expert or counsel named in this Prospectus as having prepared or certified any part thereof or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of our common stock was employed on a contingency basis or had or is to receive, in connection with the offering, a substantial interest, directly or indirectly, in us. Additionally, no such expert or counsel was connected with us as a promoter, managing or principal underwriter, voting trustee, director, officer or employee.

The audited financial statements and schedule of ALR Technologies Inc. as of December 31, 2019, 2018, and 2017 are incorporated into this prospectus and in the Registration Statement from our Annual Report on Form 10-K for the fiscal years ended December 31, 2019 and 2018, respectively, filed with the SEC on March 27, 2020 and March 29, 2019, respectively, which contains an explanatory paragraph regarding the Company’s ability to continue as a going concern, have been so incorporated in reliance upon the report of DALE MATHESON CARR-HILTON LABONTE LLP, an independent registered accounting firm, incorporated herein, given upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act and in accordance therewith file reports, proxy statements and other information with the SEC. Our filings are available to the public over the Internet at the SEC’s website at www.sec.gov, as well as at our website at www.alrt.com.

You may also read and copy, at prescribed rates, any document we file with the SEC at the Public Reference Room of the SEC located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at (800) SEC-0330 for further information on the SEC’s Public Reference Room.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to incorporate by reference into this prospectus the information contained in other documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded, for purposes of this prospectus, to the extent that a statement contained in or omitted from this prospectus, or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. We incorporate by reference the documents listed below which have been filed by us and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until the offering is completed:

1.	our Current Report on Form 8-K filed with the SEC on November 10, 2020; and

2.	our Quarterly Report on Form 10-Q filed with the SEC on November 13, 2020.

Upon written or oral request, we will provide without charge to each person to whom a copy of the prospectus is delivered a copy of the documents incorporated by reference herein (other than exhibits to such documents unless such exhibits are specifically incorporated by reference herein). You may request a copy of these filings, at no cost, by contacting the information agent, Pacific Stock Transfer by email at info@pacificstocktransfer.com, by phone at 702-361-3033, or by mail at 6725 Via Austi Pkwy, Suite 300, Las Vegas, NV 89119.

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